UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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DISH Network Corporation

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March 18, 2022

DEAR SHAREHOLDER:

It is a pleasure for me to extend to you an invitation to attend the 2022 Annual Meeting of Shareholders of DISH Network Corporation. The Annual Meeting will be held on Friday, April 29, 2022, at 3:00 p.m., local time, at DISH Network’s headquarters located at 9601 S. Meridian Blvd., Englewood, Colorado 80112.

The enclosed Notice of 2022 Annual Meeting of Shareholders and Proxy Statement describe the proposals to be considered and voted upon at the Annual Meeting. During the Annual Meeting, we will also review DISH Network’s operations and other items of general interest regarding the corporation.

We hope that all shareholders will participate in the Annual Meeting. Whether or not you plan to participate in the Annual Meeting, it is important that you be represented. To ensure that your vote will be received and counted, please vote online, by mail or by telephone, by following the instructions included with the proxy card.

On behalf of the Board of Directors and senior management, I would like to express our appreciation for your support and interest in DISH Network. I look forward to seeing you at the Annual Meeting.

CHARLES W. ERGEN
Chairman

NOTICE OF 2022 ANNUAL MEETING OF SHAREHOLDERS

TO THE SHAREHOLDERS OF DISH NETWORK CORPORATION:

The Annual Meeting of Shareholders of DISH Network Corporation will be held on Friday, April 29, 2022, at 3:00 p.m., local time, at our headquarters located at 9601 S. Meridian Blvd., Englewood, Colorado 80112, for the following purposes:

1.      To elect eight directors to our Board of Directors;

2.	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022;

3.	To consider a shareholder proposal regarding disclosure of certain political contributions; and

4.	To consider and act upon any other business that may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.

You may vote on these matters in person or by proxy. Whether or not you plan to attend the Annual Meeting, we ask that you vote by one of the following methods to ensure that your shares will be represented at the meeting in accordance with your wishes:

•	Vote online or by telephone, by following the instructions included with the proxy card; or

•	Vote by mail, by completing and returning the enclosed proxy card in the enclosed addressed stamped envelope.

Only shareholders of record at the close of business on March 8, 2022 are entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement of the meeting. This proxy statement and the proxy card were either made available to you online or mailed to you beginning on or about March 18, 2022.

By Order of the Board of Directors

BRANDON EHRHART
Secretary

March 18, 2022

9601 S. Meridian Blvd. • Englewood, Colorado 80112 • Tel: (303) 723-1000 • Fax: (303) 723-1999

PROXY STATEMENT

OF

DISH NETWORK CORPORATION

GENERAL INFORMATION

This Proxy Statement and the accompanying proxy card are being furnished to you in connection with the 2022 Annual Meeting of Shareholders (the “Annual Meeting”) of DISH Network Corporation (“DISH Network,” “we,” “us,” “our,” or the “Corporation”). The Annual Meeting will be held on April 29, 2022, at 3:00 p.m., local time, at our headquarters located at 9601 S. Meridian Blvd., Englewood, Colorado 80112.

This Proxy Statement is being sent or provided on or about March 18, 2022, to holders of record at the close of business on March 8, 2022 (the “Record Date”) of our Class A Common Stock (the “Class A Shares”) and Class B Common Stock (the “Class B Shares”).

Your proxy is being solicited by our Board of Directors (the “Board” or “Board of Directors”). Your proxy may be revoked by written notice given to our Secretary at our headquarters at any time before being voted. You may also revoke your proxy by submitting a proxy with a later date or by voting in person at the Annual Meeting. To vote online or by telephone, please refer to the instructions included with the proxy card. To vote by mail, please complete the accompanying proxy card and return it to us as instructed in the accompanying proxy card. Votes submitted online or by telephone or mail must be received by 11:59 p.m., Eastern Time, on April 28, 2022. Submitting your vote online or by telephone or mail will not affect your right to vote in person, if you choose to do so. Proxies that are properly delivered to us and not revoked before the closing of the polls during the Annual Meeting will be voted for the proposals described in this Proxy Statement in accordance with the instructions set forth in the accompanying proxy card. The Board is currently not aware of any matters proposed to be presented at the Annual Meeting other than the election of eight directors, the ratification of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022 and the consideration of a shareholder proposal. If any other matter is properly presented at the Annual Meeting, the persons named in the accompanying proxy card will have discretionary authority to vote on that matter. Your participation in the Annual Meeting does not of itself revoke your proxy.

Attendance at the Meeting

All of our shareholders of record at the close of business on the Record Date, or their duly appointed proxies, may attend the Annual Meeting. Seating is limited, however, and admission to the Annual Meeting will be on a first-come, first-served basis. Registration and seating will begin at 2:30 p.m., local time, and the Annual Meeting will begin at 3:00 p.m., local time. Each shareholder may be asked to present a valid government issued photo identification confirming his or her identity as a shareholder of record, such as a driver’s license or passport. Cameras, recording devices, and other electronic devices will not be permitted at the Annual Meeting.

If your shares are held by a broker, bank, or other nominee (often referred to as holding in “street name”) and you desire to attend the Annual Meeting, you will need to bring a legal proxy or a copy of a brokerage or bank statement reflecting your share ownership as of the Record Date. All shareholders must check in at the registration desk at the Annual Meeting.

Securities Entitled to Vote

Shareholder of Record. If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered the “shareholder of record,” with respect to those shares. Shareholders of record receive this Proxy Statement and the accompanying 2021 Annual Report and the proxy card directly from us.

Beneficial Owner. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of shares held in street name. Your broker, bank or other nominee, who is considered with respect to those shares the shareholder of record, should have forwarded the Notice of Internet Availability of Proxy Materials to you. As the beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote your shares by completing the voting instruction form.

Only shareholders of record at the close of business on the Record Date are entitled to notice of the Annual Meeting. Such shareholders may vote shares held by them at the close of business on the Record Date at the Annual Meeting. At the close of business on the Record Date, 290,571,584 Class A Shares and 238,435,208 Class B Shares were outstanding. Each Class A Share is entitled to one vote per share on each proposal to be considered by our shareholders. Each Class B Share is entitled to ten votes per share on each proposal to be considered by our shareholders.

Vote Required

In accordance with our Articles of Incorporation, the presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the total voting power of all classes of our voting stock taken together shall constitute a quorum for the transaction of business at the Annual Meeting.

The affirmative vote of a plurality of the total votes cast for directors at the Annual Meeting is necessary to elect a director. No cumulative voting is permitted. The eight nominees receiving the highest number of votes cast “for” will be elected.

The affirmative vote of a majority of the voting power represented at the Annual Meeting is required to approve the ratification of the appointment of KPMG LLP as our independent registered public accounting firm and to approve the shareholder proposal. The total number of votes cast “for” will be counted for purposes of determining whether sufficient affirmative votes have been cast to approve the ratification of the appointment of KPMG LLP as our independent registered public accounting firm and to approve the shareholder proposal.

Abstentions from voting on a proposal by a shareholder at the Annual Meeting, as well as broker nonvotes, will be considered for purposes of determining the number of total votes present at the Annual Meeting. Abstentions will have the same effect as votes “against” the ratification of the appointment of KPMG LLP as our independent registered public accounting firm and the shareholder proposal. However, abstentions will not be counted as “against” or “for” the election of directors. Broker nonvotes will not be considered in determining the election of directors, the ratification of the appointment of KPMG LLP as our independent registered public accounting firm or the approval of the shareholder proposal.

Householding

We have adopted a procedure approved by the Securities and Exchange Commission (the “SEC”) called “householding.” Under this procedure, service providers that deliver our communications to shareholders may deliver a single copy of our Annual Report, Proxy Statement, or Notice of Internet Availability of Proxy Materials to multiple shareholders sharing the same address, unless one or more of these shareholders notifies us that they wish to continue receiving individual copies. Shareholders who participate in householding will continue to receive separate proxy cards. This householding procedure reduces our printing costs and postage fees.

We will deliver promptly upon written or oral request a separate copy of our Annual Report, Proxy Statement, or Notice of Internet Availability of Proxy Materials, as applicable, to a shareholder at a shared address to which a single copy of the documents was delivered. Please notify Broadridge Financial Solutions at 51 Mercedes Way, Edgewood, New York 11717 or (866) 540-7095 to receive a separate copy of our Annual Report, Proxy Statement, or Notice of Internet Availability of Proxy Materials.

If you are eligible for householding, but you and other shareholders with whom you share an address currently receive multiple copies of our annual reports, proxy statements and/or Notices of Internet Availability of Proxy Materials, or if you hold stock in more than one account, and in either case you wish to receive only a single copy of our Annual Report, Proxy Statement, or Notice of Internet Availability of Proxy Materials for your household, please contact Broadridge Financial Solutions at the address or phone number provided above.

Our Mailing Address

Our mailing address is 9601 S. Meridian Blvd., Englewood, Colorado 80112.

PROPOSAL NO. 1 – ELECTION OF DIRECTORS

Nominees

Our shareholders will elect a board of eight directors at the Annual Meeting. Each of the directors is expected to hold office until the next annual meeting of our shareholders, or until his or her respective successor shall be duly elected and qualified. The affirmative vote of a plurality of the total votes cast for directors is necessary to elect a director. This means that the eight nominees who receive the most votes will be elected to the eight open directorships, even if they get less than a majority of the votes cast. Each nominee has consented to his or her nomination and has advised us that he or she intends to serve if elected. If at the time of the Annual Meeting one or more of the nominees have become unable to serve: (i) shares represented by proxies will be voted for the remaining nominees and for any substitute nominee or nominees; or (ii) the Board of Directors may, in accordance with our Bylaws, reduce the size of the Board of Directors or may leave a vacancy until a nominee is identified.

The nominees for director are as follows:

Name	Age	First Became Director	Position with the Corporation
Kathleen Q. Abernathy	65	2019	Director
George R. Brokaw	54	2013	Director
W. Erik Carlson	52	2021	Director, President and Chief Executive Officer
James DeFranco	69	1980	Director and Executive Vice President
Cantey M. Ergen	66	2001	Director and Senior Advisor
Charles W. Ergen	69	1980	Chairman
Tom A. Ortolf	71	2005	Director
Joseph T. Proietti	40	2019	Director

The following sets forth the business experience of each of the nominees over the last five years:

Kathleen Q. Abernathy. Ms. Abernathy joined the Board in March 2019 and is a member of our Audit Committee, Compensation Committee, and Nominating Committee. Ms. Abernathy currently serves on the Board of Directors of various private and non-profit companies and organizations. Ms. Abernathy served as Executive Vice President, External Affairs for Frontier Communications Inc. (“Frontier”) from March 2010 through April 2017 as well as Chief Legal Officer from 2010 through 2013. Prior to that time, Ms. Abernathy served as a member of the Board of Directors of Frontier from 2005 through 2010 and as a partner for various law firms providing policy and regulatory services for various clients in the telecommunications industry. Ms. Abernathy also served as a Commissioner at the Federal Communications Commission (the “FCC”) from 2001 through 2005. From time to time, Ms. Abernathy also has held positions with various companies and law firms related to the telecommunications industry. The Board has determined that Ms. Abernathy meets the independence requirements of NASDAQ and SEC rules and regulations. The Board concluded that Ms. Abernathy should continue to serve on the Board due, among other things, to her regulatory and managerial experience in the telecommunications and related industries, acquired, in part, during her tenure with Frontier and the FCC.

George R. Brokaw. Mr. Brokaw joined the Board in October 2013 and is a member of our Audit Committee, Compensation Committee, and Nominating Committee.  Since October 2013, Mr. Brokaw has been a private investor, investing through several private investment entities. Previously, Mr. Brokaw served as Managing Director of the Highbridge Growth Equity Fund at Highbridge Principal Strategies, LLC (“Highbridge”).  Prior to joining Highbridge, Mr. Brokaw was a Managing Director and Head of Private Equity at Perry Capital, L.L.C. (“Perry”).  Prior to joining Perry, Mr. Brokaw was Managing Director (Mergers & Acquisitions) of Lazard Frères & Co. LLC (“Lazard”).  Mr. Brokaw currently serves as Vice Chairman on the board of directors of both Alico, Inc. and CTO Realty Growth, Inc.  Mr. Brokaw previously served on several public and private company boards of directors.  The Board has determined that Mr. Brokaw meets the independence requirements of NASDAQ and SEC rules and regulations.  The Board concluded that Mr. Brokaw should continue to serve on the Board due, among other things, to his financial experience, acquired, in part, during his tenure with Highbridge, Perry and Lazard.  Mr. Brokaw received a B.A. from Yale University and a J.D. and M.B.A. from the University of Virginia.  Mr. Brokaw is a member of the New York Bar.

W. Erik Carlson. Mr. Carlson joined the Board on December 31, 2021. He has served as our President and Chief Executive Officer since December 2017. Mr. Carlson is a DISH Network veteran of more than two decades, and has held numerous roles throughout the Corporation. Prior to serving as President and Chief Executive Officer, Mr. Carlson served as President and Chief Operating Officer. In that role, Mr. Carlson oversaw the company’s day-to-day operations including Human Resources, Operations and Information Technology, Media Sales, Marketing, Programming, Product Management, Acquisition and Retention, and Finance and Accounting organizations. The Board concluded that Mr. Carlson should serve as a director due to, among other things, Mr. Carlson’s twenty-plus years of service to the Corporation in numerous roles of increasing responsibility, including, without limitation, his current role as President and Chief Executive Officer where he has responsibility for day-to-day management of the Corporation.

James DeFranco. Mr. DeFranco is one of our Executive Vice Presidents and has been one of our vice presidents and a member of the Board of Directors since our formation. During the past five years he has held various executive officer and director positions with DISH Network and our subsidiaries. During 1980, Mr. DeFranco co-founded DISH Network with Charles W. Ergen and Cantey M. Ergen. The Board concluded that Mr. DeFranco should continue to serve on the Board due, among other things, to his knowledge of DISH Network since its formation, particularly in sales and marketing.

Cantey M. Ergen. Mrs. Ergen has served on the Board since May 2001, is currently a Senior Advisor to us and has had a variety of operational responsibilities with us since our formation. Mrs. Ergen served as a member of the board of trustees of Children’s Hospital Colorado from 2001 to 2012, and is now an honorary lifetime member. Mrs. Ergen has also served on the board of trustees of Wake Forest University since 2009. During 1980, Mrs. Ergen co-founded DISH Network with her future spouse, Charles W. Ergen, and James DeFranco. The Board concluded that Mrs. Ergen should continue to serve on the Board due, among other things, to her knowledge of DISH Network since its inception and her service to us in a multitude of roles over the years.

Charles W. Ergen. Mr. Ergen serves as our executive Chairman and has been Chairman of the Board of Directors since our formation. During the past five years, Mr. Ergen has held various executive officer and director positions with DISH Network and our subsidiaries including the position of Chief Executive Officer, which he held most recently from March 2015 to December 2017. During 1980, Mr. Ergen co-founded DISH Network with his future spouse, Cantey M. Ergen, and James DeFranco. Mr. Ergen also serves as executive Chairman and Chairman of the Board of Directors of EchoStar Corporation (“EchoStar”) and Chairman of the Board of Directors of CONX Corp. since August 2020. The Board concluded that Mr. Ergen should continue to serve on the Board due, among other things, to his role as our co-founder and controlling shareholder and the expertise, leadership and strategic direction that he has contributed to us since our formation.

Joseph T. Proietti. Mr. Proietti joined the Board in October 2019. Mr. Proietti is the founder and president of BNP, a consolidated investment firm where he oversees direct investments, business operations, and real estate development. Mr. Proietti has spent his career focused on driving economic development and quality of life for communities across the country. He previously served as part of the international tax department at KPMG LLP. Mr. Proietti earned an undergraduate degree from the University of California, Davis, and law degrees from the University of Baltimore and the University of Denver. The Board has determined that Mr. Proietti meets the independence requirements of NASDAQ and SEC rules and regulations. The Board concluded Mr. Proietti should continue to serve on the Board due, among other things, to his financial, investment and managerial experience, acquired, in part, during his tenure with BNP.

Tom A. Ortolf. Mr. Ortolf joined the Board in May 2005 and is a member of our Audit Committee, Compensation Committee, and Nominating Committee. Mr. Ortolf has been the President of CMC, a privately held investment management firm, for over twenty years. The Board has determined that Mr. Ortolf meets the independence requirements of NASDAQ and SEC rules and regulations. Mr. Ortolf also previously served as a member of the board of directors of EchoStar from October 2007 to April 2019. The Board concluded that Mr. Ortolf should continue to serve on the Board due, among other things, to his knowledge of DISH Network from his service as a director since 2005 and his expertise in finance, business, and risk management, in particular in light of his experience as an executive with CMC.

The Board of Directors unanimously recommends a vote FOR the election of all of the nominees named herein (Item No. 1 on the enclosed proxy card).

CORPORATE GOVERNANCE MATTERS

Board of Directors and Committees and Selection Process

Our Board held six meetings in 2021 and also took action by unanimous written consent on four occasions during 2021. Each of our directors attended at least 75% of the aggregate of: (i) the total number of meetings of the Board held during the period in which he or she was a director; and (ii) the total number of meetings held by all committees of the Board on which he or she served. In addition, our non-employee directors held four executive sessions in 2021.

Directors are elected annually and serve until their successors are duly elected and qualified or their earlier resignation or removal. Officers serve at the discretion of the Board.

We are a “controlled company” within the meaning of the NASDAQ Marketplace Rules because more than 50% of our voting power is held by Charles W. Ergen, our Chairman. Mr. Ergen currently beneficially owns approximately 52.0% of our total equity securities and possesses approximately 90.5% of the total voting power. Mr. Ergen’s beneficial ownership excludes 71,604 Class A Shares held by certain trusts established by Mr. Ergen for the benefit of his family. Please see “Security Ownership of Certain Beneficial Owners and Management” below. Therefore, we are not subject to the NASDAQ listing requirements that would otherwise require us to have: (i) a Board of Directors comprised of a majority of independent directors; (ii) compensation of our executive officers determined by a majority of the independent directors or a compensation committee composed solely of independent directors; (iii) a compensation committee charter which, among other things, provides the compensation committee with the authority and funding to retain compensation consultants and other advisors; and (iv) director nominees selected, or recommended for the Board’s selection, either by a majority of the independent directors or a nominating committee composed solely of independent directors. Nevertheless, the Corporation has created a Compensation Committee and a Nominating Committee, in addition to an Audit Committee, all of which are composed entirely of independent directors. The charters of our Compensation, Audit and Nominating Committees are available free of charge on the investor relations section of our website at https://ir.dish.com. The function and authority of these committees are described below:

Audit Committee. Our Board has established a standing Audit Committee in accordance with NASDAQ rules and Section 10A of the Securities Exchange Act of 1934 (the “Exchange Act”) and related SEC rules and regulations. The Audit Committee operates under an Audit Committee Charter adopted by the Board. The principal functions of the Audit Committee are to: (i) select the independent registered public accounting firm and set their compensation; (ii) select the internal auditor; (iii) review and approve management’s plan for engaging our independent registered public accounting firm during the year to perform non-audit services and consider what effect these services will have on the independence of our independent registered public accounting firm; (iv) review our annual financial statements and other financial reports that require approval by the Board; (v) oversee the integrity of our financial statements, our systems of disclosure and internal controls, and our compliance with legal and regulatory requirements; (vi) review the scope of our independent registered public accounting firm’s audit plans and the results of their audits; and (vii) evaluate the performance of our internal audit function and independent registered public accounting firm.

The Audit Committee held nine meetings and also took action by unanimous written consent on one occasion during 2021. The current members of the Audit Committee are Ms. Abernathy, Mr. Brokaw and Mr. Ortolf, with Mr. Ortolf serving as Chairman of the Audit Committee and Mr. Brokaw serving as our “audit committee financial expert.” The Board has determined that each of these individuals meets the independence requirements of NASDAQ and SEC rules and regulations. The Board has also determined that each member of our Audit Committee is financially literate and that Mr. Brokaw qualifies as an “audit committee financial expert” as defined by applicable SEC rules and regulations.

Compensation Committee. The Compensation Committee operates under a Compensation Committee Charter adopted by the Board. The principal functions of the Compensation Committee are, to the extent the Board deems necessary or appropriate, to: (i) make and approve all option grants and other issuances of DISH Network’s equity securities to DISH Network’s executive officers and Board members other than nonemployee directors; (ii) approve all other option grants and issuances of DISH Network’s equity securities, and recommend that the full Board make and approve such grants and issuances; (iii) establish in writing all performance goals for performance-based compensation and certify achievement of such goals prior to payment; and (iv) set the compensation of Mr. Ergen, who is our Chairman. The Compensation Committee held six meetings and acted by unanimous written consent on four occasions during 2021. The current members of the Compensation Committee are Ms. Abernathy, Mr. Brokaw and Mr. Ortolf, with Mr. Brokaw serving as Chairman of the Compensation Committee. The Board has determined that each of these individuals meets the independence requirements of NASDAQ and SEC rules and regulations.

Nominating Committee. The Nominating Committee operates under a Nominating Committee Charter adopted by the Board. The principal function of the Nominating Committee is to recommend independent director nominees for selection by the Board. The Nominating Committee held one meeting and acted by unanimous written consent on two occasions during 2021. The current members of the Nominating Committee are Ms. Abernathy, Mr. Brokaw and Mr. Ortolf, with Ms. Abernathy serving as Chairperson of the Nominating Committee. The Board has determined that each of these individuals meets the independence requirements of NASDAQ and SEC rules and regulations.

The Nominating Committee will consider candidates suggested by its members, other directors, senior management and shareholders as appropriate. No search firms or other advisors were retained to identify prospective nominees during the past fiscal year. In light of its written charter, the Nominating Committee has not adopted a written policy with respect to the consideration of candidates proposed by security holders or with respect to nominating anyone to our Board other than nonemployee directors. Director candidates, whether recommended by the Nominating Committee, other directors, senior management or shareholders are currently considered by the Nominating Committee and the Board, as applicable, in light of the entirety of their credentials, including, but not limited to, the following diverse factors: (i) their reputation and character; (ii) their ability and willingness to devote sufficient time to Board duties; (iii) their educational background; (iv) their business and professional achievements, experience, and industry background; (v) their independence from management under listing standards and the Corporation’s governance guidelines; and (vi) the needs of the Board and the Corporation.

Board Criteria. In considering whether to recommend a prospective nominee for selection by the Board, including candidates recommended by shareholders, the Nominating Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. However, DISH Network believes that the backgrounds and qualifications of the directors, considered as a group, should provide a diverse mix of experience, knowledge, and abilities that will allow the Board to fulfill its responsibilities. The Nominating Committee recommends, if necessary, measures to be taken so that the Board reflects the appropriate balance of, among other things, experience, knowledge, and abilities required for the Board as a whole and contains at least the minimum number of independent directors required by applicable laws and regulations.

A shareholder who wishes to recommend a prospective nominee for the Board should notify the Corporation’s General Counsel or any member of the Nominating Committee in writing with whatever supporting material the shareholder considers appropriate. The Nominating Committee will also consider whether to nominate any person nominated by a shareholder pursuant to the provisions of the Corporation’s Bylaws relating to shareholder nominations. Communications can be directed to the Corporation’s General Counsel or any member of the Nominating Committee in accordance with the process described in “Shareholder Communications” below.

Board Leadership Structure. The Board currently separates the role of Chairman of the Board from the role of Chief Executive Officer, with Mr. Charles W. Ergen serving as Chairman and Mr. W. Erik Carlson serving as President and Chief Executive Officer of DISH Network. Mr. Ergen has previously held the positions of Chairman and Chief Executive Officer of DISH Network from time to time. Mr. Carlson is responsible for the day-to-day management of the Corporation and Mr. Ergen primarily identifies strategic priorities and leads the discussion and execution of strategy for DISH Network including, without limitation, devoting attention to the Corporation’s wireless business.  We believe this leadership structure is appropriate for the Corporation because, among other reasons, separating the Chairman and Chief Executive Officer roles allows us to efficiently develop and implement corporate strategy that is consistent with the Board’s oversight role, while facilitating strong day-to-day executive leadership.  Among other things, separation of these roles allows our Chief Executive Officer and other members of senior management to focus on our day-to-day business, while at the same time the Board is able to take advantage of the unique blend of leadership, experience, and knowledge of our industry and business that Mr. Ergen brings to the role of Chairman in providing guidance to, and oversight of, management.  In light of the separation of the role of Chairman of the Board from the role of Chief Executive Officer and Mr. Ergen’s voting control, we believe that the creation of a lead independent director position is not necessary at this time.

The Board’s Role in Risk Oversight

The Board has ultimate responsibility for oversight of the Corporation’s risk management processes. The Board discharges this oversight responsibility through regular reports received from and discussions with senior management on areas of material risk exposure to the Corporation. These reports and Board discussions include, among other things, operational, financial, legal and regulatory, and strategic risks. Additionally, the Corporation’s risk management processes are intended to identify, manage, and control risks so that they are appropriate considering the Corporation’s scope, operations, and business objectives. The full Board (or the appropriate Committee in the case of risks in areas for which responsibility has been delegated to a particular Committee) engages with the appropriate members of senior management to enable its members to understand and provide input to, and oversight of, our risk identification, risk management, and risk mitigation strategies. The Audit Committee also meets regularly in executive session without management present to, among other things, discuss the Corporation’s risk management culture and processes. For example, as part of its charter, our Audit Committee is responsible for, among other things, discussing the Corporation’s policies with respect to risk assessment and risk management, and reviewing contingent liabilities and risks that may be material to the Corporation. When a Committee receives a report from a member of management regarding areas of risk, the Chairman of the relevant Committee is expected to report on the discussion to the full Board to the extent necessary or appropriate. This enables the Board to coordinate risk oversight, particularly with respect to interrelated or cumulative risks that may involve multiple areas for which more than one Committee has responsibility. The Board or applicable Committee also has authority to engage external advisors to the extent necessary or appropriate.

Other Information about Our Board of Directors

Compensation Committee Interlocks and Insider Participation. The Compensation Committee is comprised solely of independent directors. The Compensation Committee members are currently Ms. Abernathy, Mr. Brokaw and Mr. Ortolf. None of these individuals was an officer or employee of DISH Network or EchoStar at any time during the 2021 fiscal year. During the 2021 fiscal year, no executive officer of DISH Network served on: (i) the compensation committee of another entity, one of whose executive officers served on our Compensation Committee; (ii) the board of directors of another entity, one of whose executive officers served on our Compensation Committee; or (iii) the compensation committee of another entity, one of whose executive officers served on our Board of Directors.

Annual Meeting Attendance. Although we do not have a policy with regard to Board members’ participation in our annual meetings of shareholders, all of our directors are encouraged to participate in such meetings. All of our directors serving as directors at the time of our 2021 annual meeting participated in that meeting. We expect that all of our continuing directors will participate in the 2022 Annual Meeting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Unless otherwise indicated, the following table sets forth, to the best of our knowledge, the beneficial ownership of our voting securities as of the close of business on the Record Date by: (i) each person known by us to be the beneficial owner of more than five percent of any class of our voting securities; (ii) each of our directors; (iii) our Chief Executive Officer, Chief Financial Officer and three other most highly compensated persons acting as one of our executive officers in 2021 (collectively, the “Named Executive Officers” or “NEOs”); and (iv) all of our directors and executive officers as a group. Unless otherwise indicated, each person listed in the following table (alone or with family members) has sole voting and dispositive power over the shares listed opposite such person’s name.

Name (1)	Amount and Nature of Beneficial Ownership	Percentage of Class
Class A Common Stock:
Charles W. Ergen (2), (3)	276,645,439	52.0%
Cantey M. Ergen (4)	274,045,768	51.8%
Dodge & Cox (5)	38,268,088	13.2%
The Vanguard Group (6)	26,725,846	9.2%
BlackRock, Inc. (7)	17,636,180	6.1%
Eagle Capital Management, LLC (8)	17,593,913	6.1%
Loomis Sayles & Co., L.P. (9)	15,485,077	5.3%
James DeFranco (10)	5,414,557	1.9%
W. Erik Carlson (11)	568,148	*
Thomas A. Cullen (12)	538,672	*
John W. Swieringa (13)	303,602	*
Paul W. Orban (14)	161,657	*
Tom A. Ortolf (15)	101,964	*
George R. Brokaw (16)	25,000	*
Kathleen Q. Abernathy (17)	23,750	*
Joseph T. Proietti (18)	20,000	*
All Directors and Executive Officers as a Group (13 persons) (19)	284,149,210	53.3%
Class B Common Stock:
Charles W. Ergen	238,435,208	100.0%
Cantey M. Ergen	238,435,208	100.0%
All Directors and Executive Officers as a Group (13 persons) (19)	238,435,208	100.0%

*       Less than 1%.

(1)	Except as otherwise noted below, the address of each such person is 9601 S. Meridian Blvd., Englewood, Colorado 80112. As of the close of business on the Record Date, there were 290,571,584 outstanding Class A Shares and 238,435,208 outstanding Class B Shares.

(2)	Mr. Ergen is deemed to own beneficially all of the Class A Shares owned by his spouse, Cantey M. Ergen, except for 15,000 Class A Shares subject to employee stock options that are either currently exercisable or may become exercisable within 60 days of the Record Date. Mr. Ergen’s beneficial ownership includes: (i) 11,300,969 Class A Shares; (ii) 21,324 Class A Shares held in the Corporation’s 401(k) Employee Savings Plan (the “401(k) Plan”); (iii) 2,614,671 Class A Shares subject to employee stock options that are either currently exercisable or may become exercisable within 60 days of the Record Date; (iv) 353 Class A Shares held by Mrs. Ergen; (v) 2,658 Class A Shares held in the 401(k) Plan by Mrs. Ergen; (vi) 10,957 Class A Shares held by one of Mr. and Mrs. Ergen’s children; (vii) 2,168,975 Class A Shares held by a charitable foundation for which Mr. Ergen is an officer and for which he shares investment and voting power with Mrs. Ergen; (viii) 17,706,929 Class B Shares owned beneficially directly by Mr. Ergen, (ix) 63,790,620 Class B Shares and 6,699,489 Class A Shares held by Telluray Holdings, LLC (“Telluray Holdings”), for which Mrs. Ergen has sole voting power as a manager of Telluray Holdings and for which Mr. Ergen and Mrs. Ergen share dispositive power as the managers of Telluray Holdings; and (x) 15,390,835 Class A Shares and 156,937,659 Class B Shares owned beneficially by Mrs. Ergen solely by virtue of her position as trustee of certain trusts established by Mr. Ergen for the benefit of his family (see (3) below in the notes to the table). Mr. Ergen’s beneficial ownership excludes 71,604 Class A Shares held by certain trusts established by Mr. Ergen for the benefit of his family.
(3)	Because each Class B Share is entitled to 10 votes per share, Mr. Ergen owns beneficially equity securities of the Corporation representing approximately 90.5% of the voting power of the Corporation (assuming no conversion of the Class B Shares and after giving effect to the exercise of Mr. Ergen’s employee stock options that are either currently exercisable or may become exercisable within 60 days of the Record Date). Mr. Ergen’s beneficial ownership includes: (i) 15,390,835 Class A Shares owned beneficially by Mrs. Ergen solely by virtue of her position as trustee of the Ergen Two-Year March 2020 DISH GRAT; (ii) 40,138,818 Class B Shares owned beneficially by Mrs. Ergen solely by virtue of her position as trustee of the Ergen Two-Year June 2020 DISH GRAT; (iii) 24,298,841 Class B Shares owned beneficially by Mrs. Ergen solely by virtue of her position as trustee of the Ergen Two-Year December 2020 DISH GRAT; (iv) 10,000,000 Class B Shares owned beneficially by Mrs. Ergen solely by virtue of her position as trustee of the Ergen Two-Year March 2021 DISH GRAT; (v) 50,000,000 Class B Shares owned beneficially by Mrs. Ergen solely by virtue of her position as trustee of the Ergen Two-Year June 2021 DISH GRAT; and (vi) 32,500,000 Class B Shares owned beneficially by Mrs. Ergen solely by virtue of her position as trustee of the Ergen Two-Year December 2021 DISH GRAT.
(4)	Mrs. Ergen beneficially owns all of the Class A Shares owned by her spouse, Mr. Ergen, except for 2,614,671 Class A Shares subject to employee stock options that are either currently exercisable or may become exercisable within 60 days of the Record Date. Mrs. Ergen also beneficially owns 15,000 Class A Shares subject to employee stock options that are either currently exercisable or may become exercisable within 60 days of the Record Date.
(5)	The address of Dodge & Cox is 555 California Street, 40th Floor, San Francisco, California 94104. Of the Class A Shares beneficially owned, Dodge & Cox has sole voting power as to 36,648,184 Class A Shares and sole dispositive power as to 38,268,088 Class A Shares. The foregoing information is based solely upon a Schedule 13G filed by Dodge & Cox with the SEC on February 14, 2022.
(6)	The address of The Vanguard Group (“Vanguard”) is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355. Of the Class A Shares beneficially owned, Vanguard has sole dispositive power as to 25,714,475 Class A Shares. In addition, of the Class A Shares beneficially owned, Vanguard has shared voting power as to 408,364 Class A Shares and shared dispositive power as to 1,011,371 Class A Shares. The foregoing information is based solely upon a Schedule 13G filed by Vanguard with the SEC on February 9, 2022.
(7)	The address of BlackRock, Inc. (“BlackRock”) is 55 East 52nd Street, New York, New York 10055. Of the Class A Shares beneficially owned, BlackRock has sole voting power as to 16,143,742 Class A Shares and sole dispositive power as to 17,636,180 Class A Shares. The foregoing information is based solely upon a Schedule 13G filed by BlackRock with the SEC on February 8, 2022.
(8)	The address of Eagle Capital Management, LLC (“Eagle”) is 499 Park Avenue, 17th Floor, New York, New York 10022. Of the Class A Shares beneficially owned, Eagle has sole voting power as to 14,339,200 Class A Shares and sole dispositive power as to 17,593,913 Class A Shares. The foregoing information is based solely upon a Schedule 13G filed by Eagle with the SEC on February 14, 2022.

(9)	The address of Loomis Sayles & Co., L.P. (“Loomis”) is One Financial Center, Boston, Massachusetts 02111. Of the Class A Shares beneficially owned, Loomis has sole voting power as to 13,391,270 A Shares and sole dispositive power as to 15,485,077 Class A Shares. Loomis also has shared voting power as to 80,928 A Shares. The foregoing information is based solely upon a Schedule 13G filed by Loomis with the SEC on February 14, 2022.
(10)	Mr. DeFranco’s beneficial ownership includes: (i) 1,261,428 Class A Shares; (ii) 21,203 Class A Shares held in the 401(k) Plan; (iii) 84,671 Class A Shares subject to employee stock options that are either currently exercisable or may become exercisable within 60 days of the Record Date; (iv) 55,185 Class A Shares held by Mr. DeFranco in an irrevocable trust for the benefit of his children and grandchildren; (v) 350,000 Class A Shares controlled by Mr. DeFranco as manager of a limited liability company; (vi) 1,317,658 Class A Shares controlled by Mr. DeFranco as general partner of a limited partnership; and (vii) 2,324,412 Class A Shares held by Mr. DeFranco as a general partner of a different limited partnership.
(11)	Mr. Carlson’s beneficial ownership includes: (i) 20,774 Class A Shares; (ii) 2,033 Class A Shares held in the 401(k) Plan; and (iii) 545,341 Class A Shares subject to employee stock options that are either currently exercisable or may become exercisable within 60 days of the Record Date.
(12)	Mr. Cullen’s beneficial ownership includes: (i) 298,412 Class A Shares; (ii) 1,924 Class A Shares held in the 401(k) Plan; and (iii) 238,336 Class A Shares subject to employee stock options that are either currently exercisable or may become exercisable within 60 days of the Record Date.
(13)	Mr. Swieringa’s beneficial ownership includes: (i) 1,141 Class A Shares; (ii) 1,790 Class A Shares held in the 401(k) Plan; and (iii) 300,671 Class A Shares subject to employee stock options that are either currently exercisable or may become exercisable within 60 days of the Record Date.
(14)	Mr. Orban’s beneficial ownership includes: (i) 4,400 Class A Shares; (ii) 1,252 Class A Shares held in the 401(k) Plan; and (iii) 156,005 Class A Shares subject to employee stock options that are either currently exercisable or may become exercisable within 60 days of the Record Date.
(15)	Mr. Ortolf’s beneficial ownership includes: (i) 10,541 Class A Shares; (ii) 25,000 Class A Shares subject to nonemployee director stock options that are either currently exercisable or may become exercisable within 60 days of the Record Date; (iii) 200 Class A Shares held in the name of one of his children; and (iv) 66,223 Class A Shares held by a partnership of which Mr. Ortolf is a partner and are held as collateral for a margin account.
(16)	Mr. Brokaw’s beneficial ownership includes 25,000 Class A Shares subject to nonemployee director stock options that are either currently exercisable or may become exercisable within 60 days of the Record Date.
(17)	Ms. Abernathy’s beneficial ownership includes 23,750 Class A Shares subject to nonemployee director stock options that are either currently exercisable or may become exercisable within 60 days of the Record Date.
(18)	Mr. Proietti’s beneficial ownership includes 20,000 Class A Shares subject to nonemployee director stock options that are either currently exercisable or may become exercisable within 60 days of the Record Date.
(19)	Includes: (i) 12,899,891 Class A Shares; (ii) 51,879 Class A Shares held in the 401(k) Plan; (iii) 4,375,287 Class A Shares subject to employee and nonemployee director stock options that are either currently exercisable or may become exercisable within 60 days of the Record Date; (iv) 10,757,782 Class A Shares held in partnerships or limit liability companies; (v) 238,435,208 Class A Shares issuable upon conversion of Class B Shares; (vi) 15,460,188 Class A Shares held in the name of, or in trust for, children and other family members; and (vii) 2,168,975 Class A Shares held by a charitable foundation. Class A Shares and Class B Shares beneficially owned by both Mr. and Mrs. Ergen are only included once in calculating the aggregate number of shares owned by directors and executive officers as a group.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis addresses our compensation objectives and policies for our Named Executive Officers, or NEOs, the elements of NEO compensation and the application of those objectives and policies to each element of fiscal 2021 compensation for our NEOs. Our NEOs in 2021 were Charles W. Ergen, W. Erik Carlson, John W. Swieringa, Paul W. Orban and Thomas A. Cullen.

This Compensation Discussion and Analysis contains information regarding company performance targets and goals for our executive compensation program. These targets and goals were disclosed to provide information on how executive compensation was determined in 2021 but are not intended to be estimates of future results or other forward-looking guidance. We caution investors against using these targets and goals outside of the context of their use in our executive compensation program as described herein.

Overall Compensation Program Objectives and Policies

Compensation Philosophy

DISH Network’s executive compensation program is guided by the following key principles:

•	Attraction, retention, and motivation of executive officers over the long-term;
•	Recognition of individual performance;
•	Recognition of the achievement of company-wide performance goals; and
•	Creation of shareholder value by aligning the interests of management and DISH Network’s shareholders through equity incentives.

General Compensation Levels

The total direct compensation opportunities, both base salaries and long-term incentives, offered to DISH Network’s NEOs have been designed to ensure that they are competitive in the market, support DISH Network’s executive recruitment and retention objectives, reward individual and company-wide performance, and contribute to DISH Network’s long-term success by aligning the interests of its executive officers and shareholders.

The Compensation Committee, without Mr. Ergen present, determines Mr. Ergen’s compensation. Mr. Ergen recommends to the Board of Directors, but the Board of Directors ultimately approves, the base compensation of DISH Network’s other NEOs. The Compensation Committee makes and approves grants of options and other equity-based compensation to DISH Network’s NEOs, and establishes performance goals for any performance-based compensation. The Compensation Committee also certifies achievement of those performance goals prior to payment of performance-based compensation.

In determining the actual amount of each NEO’s compensation, the Corporation considers, among other things, the following factors: (i) the information described in “Use of Third-Party Information” below; (ii) subjective performance evaluations of the individual’s performance (after reviewing Mr. Ergen’s recommendations with respect to the NEOs other than himself); (iii) the individual’s success in achieving individual and company-wide goals; (iv) whether the performance goals of any short-term or long-term incentive plans were met and the payouts that would become payable upon achievement of those performance goals; (v) equity awards previously granted to the individual; and (vi) equity awards that would be normally granted upon a promotion in accordance with DISH Network’s policies for promotions. The Corporation also considers the extent to which individual extraordinary efforts of each of DISH Network’s NEOs resulted in tangible increases in corporate, division, or department success when setting base cash salaries and short term incentive compensation.

Furthermore, the Compensation Committee also makes a subjective determination as to whether an increase should be made to Mr. Ergen’s compensation based on its evaluation of Mr. Ergen’s contribution to the success of DISH Network, whether the performance goals of any short-term or long-term incentive plans were met, the respective payouts that would become payable to Mr. Ergen upon achievement of those performance goals, and the respective options and other stock awards currently held by Mr. Ergen and whether such awards are sufficient to retain Mr. Ergen.

This approach to general compensation levels is not formulaic and the weight given to any particular factor in determining a particular NEO’s compensation depends on the subjective consideration of all factors described above in the aggregate.

With respect to incentive compensation, DISH Network attempts to ensure that each NEO has equity incentives at any given time that are significant in relation to such individual’s annual cash compensation to ensure that each of DISH Network’s NEOs has appropriate incentives tied to the performance of DISH Network’s Class A Shares. Therefore, DISH Network may grant more equity incentives to one particular NEO in a given year if a substantial portion of the NEO’s equity incentives are vested and the underlying stock is capable of being sold. In addition, if a NEO recently received a substantial amount of equity incentives, DISH Network may not grant any equity incentives to that particular NEO.

Use of Third-Party Information

In connection with the approval process for DISH Network’s executive officer compensation, the Board of Directors and the Compensation Committee from time to time has management prepare a compilation of the compensation components for the NEOs of companies selected by the Compensation Committee, as disclosed in their respective publicly-filed proxy statements (the “Proxy Data”). These surveyed companies have historically included: AT&T Inc.; Comcast Corporation; Charter Communications, Inc.; Liberty Global plc; Verizon Communications Inc.; T-Mobile US Inc.; and Lumen Technologies, Inc. The Proxy Data, along with other information obtained by members of the Compensation Committee from media reports, such as newspaper or magazine articles or other generally available sources related to executive compensation, and from corporate director events attended by members of the Compensation Committee, is used solely as a subjective frame of reference, rather than a basis for benchmarking compensation for DISH Network’s NEOs. We do not utilize a formulaic or standard, formalized benchmarking level or element in tying or otherwise setting DISH Network’s executive compensation to that of other companies. Generally, DISH Network’s overall compensation lags behind competitors in the area of base pay, severance packages, and short-term incentives but is intended to be competitive over time in equity compensation. If DISH Network’s stock performance substantially outperforms similar companies, executive compensation at DISH Network could exceed that at similar companies. Barring significant increases in the stock price, however, DISH Network’s compensation levels generally lag its peers.

Use of Compensation Consultants

No compensation consultants were retained by the Corporation, the Board of Directors or the Compensation Committee to either evaluate or recommend the setting of executive compensation during the past fiscal year.

Insider Trading Policy

Without approval, our Insider Trading Policy generally prohibits our Board of Directors, executive officers and certain other employees from engaging in certain types of transactions such as those involving the pledging of our securities as collateral or those intended to profit from short-term speculative swings in the value of our securities such as short sales or options that are not granted by us as employee compensation.

Deductibility of Compensation

Section 162(m) of the U.S. Internal Revenue Code (the “Code”) places a limit on the tax deductibility of compensation in excess of $1 million paid to certain “covered employees” of a publicly held corporation (generally, the corporation’s principal executive officer, principal financial officer and its next three most highly compensated executive officers in the year that the compensation is paid. Prior to the adoption of the Tax Cuts and Jobs Act (the “Tax Reform”), this limitation only applied to compensation that was not considered performance-based under the Section 162(m) rules. The Tax Reform repealed this exception for performance-based compensation. We generally structure our compensation programs, where feasible, to minimize or eliminate the impact of the limitations of Section 162(m) of the Code. However, we have reserved the right to pay nondeductible compensation in excess of this limitation when we believe such payments are appropriate, after taking into consideration changing business conditions or the officer’s performance.

Implementation of Executive Compensation Program Objectives and Policies

Weighting and Selection of Elements of Compensation

As described in “General Compensation Levels” above, we have not in the past assigned specific weights to any factors considered in determining compensation, and none of the factors are more dispositive than others.

Elements of Executive Compensation

The primary components of DISH Network’s executive compensation program have included:

•	base cash salary;
•	short-term incentive compensation, including conditional and/or performance-based cash incentive compensation and discretionary bonuses;
•	long-term equity incentive compensation in the form of stock options and restricted stock units offered under DISH Network’s stock incentive plans;
•	401(k) plan; and
•	other compensation and employee benefits, including perquisites and personal benefits and post-termination compensation.

These elements combine to promote the objectives and policies described above. Base salary, 401(k) benefits and other employee benefits and perquisites provided generally to DISH Network employees provide a minimum level of compensation for our NEOs. Short-term incentives reward individual performance and achievement of annual goals important to DISH Network. Long-term equity-incentive compensation aligns NEO compensation directly with the creation of long-term shareholder value and promotes retention.

DISH Network has not required that a certain percentage of an executive’s compensation be provided in one form versus another. However, our goal is to award compensation that is reasonable in relation to DISH Network’s compensation program and objectives when all elements of potential compensation are considered. Each element of DISH Network’s historical executive compensation and the rationale for each element is described below.

Base Cash Salary

DISH Network has traditionally included salary in its executive compensation package under the belief that it is appropriate that some portion of the compensation paid to its executives be provided in a form that is fixed and liquid occurring over regular intervals. Generally, for the reasons discussed in “Long-Term Equity Incentive Compensation” below, among others, DISH Network has weighted overall compensation towards equity components as opposed to base salaries. The Board of Directors has traditionally been free to set base salary at any level deemed appropriate, with the Compensation Committee setting the base salary of the Chairman. The Compensation Committee and the Board of Directors typically review base salaries once annually. Any increases or decreases in base salary on a year-over-year basis have usually been dependent on a combination of the following factors, as assessed by the Compensation Committee and/or the Board of Directors, as applicable:

•	DISH Network’s overall financial and business performance;
•	the performance of the NEO’s business unit;
•	the NEO’s individual contributions to DISH Network;
•	the rate of DISH Network’s standard annual merit increase for employees who are performing at a satisfactory level; and
•	any extraordinary changes in the economic climate.

Short-Term Incentive Compensation

This compensation program, if implemented for a particular year, generally provides for a bonus that is linked to annual performance as determined by the Compensation Committee at the beginning of each fiscal year when it establishes the short-term incentive plan for that year. The objective of the short-term incentive plan is to compensate NEOs in significant part based on the achievement of specific annual goals that the Compensation Committee believes will create an incentive to maximize long-term shareholder value. This compensation program also permits short-term incentive compensation to be awarded in the form of discretionary cash bonuses based on individual performance during the year.

Long-Term Cash Incentive Compensation

Generally, the objective of the Corporation’s long-term cash incentive plans is to compensate NEOs in significant part based on the achievement of specific annual goals over a period of time that the Compensation Committee believes will create an incentive to maximize long-term shareholder value.

Long-Term Equity Incentive Compensation

DISH Network has traditionally operated under the belief that executive officers will be better able to contribute to its long-term success and help build incremental shareholder value if they have a stake in that future success and value. DISH Network believes this stake focuses the executive officers’ attention on managing DISH Network as owners with equity positions in DISH Network and aligns their interests with the long-term interests of DISH Network’s shareholders. Equity awards therefore have represented an important and significant component of DISH Network’s compensation program for executive officers. DISH Network has attempted to create general incentives with its standard stock option grants and conditional incentives through conditional awards that may include payouts in cash or equity.

General Equity Incentives

With respect to equity incentive compensation, DISH Network attempts to ensure that each NEO has equity incentives at any given time that are significant in relation to such individual’s annual cash compensation to ensure that each of DISH Network’s NEOs has appropriate incentives tied to the performance of DISH Network’s Class A Shares. Therefore, DISH Network may grant more equity incentives to one particular NEO in a given year if a substantial portion of the NEO’s equity incentives are vested and the underlying stock is capable of being sold. In addition, if a NEO recently received a substantial amount of equity incentives, DISH Network may not grant any equity incentives to that particular NEO. In particular, in granting awards for 2021, the Compensation Committee took into account, among other things, the amount necessary to retain our executive officers and that our executive officers had been granted equity incentives under the 2013 LTIP, the 2017 LTIP and the 2019 LTIP, discussed below.

In granting equity incentive compensation, the Compensation Committee also takes into account whether the NEO has been promoted in determining whether to award equity awards to that individual. Finally, from time to time, the Compensation Committee may award one-time equity awards based on a number of subjective criteria, including, but not limited to, the NEO’s position and role in DISH Network’s success and whether the NEO made any exceptional contributions to DISH Network’s success.

To aid in our retention of employees, non-performance options granted under DISH Network’s stock incentive plans generally vest at the rate of 20% per year and have exercise prices not less than the fair market value of DISH Network’s Class A Shares on the date of grant or the last trading day prior to the date of grant (if the date of grant is not a trading day). Other than performance-based awards, including awards granted under the 2013 LTIP, the 2017 LTIP, the 2019 LTIP and the 2022 Incentive Plan, DISH Network’s standard form of equity award agreement given to executive officers has included acceleration of vesting upon a change in control of DISH Network for those executive officers that are terminated by DISH Network or the surviving entity, as applicable, for any reason other than for cause during the twenty-four month period following such change in control.

The principal provisions of our equity incentive plans, and certain material equity incentive grants under such plans, are summarized below. This summary and the features of these equity incentive plans and grants set forth below do not purport to be complete and are qualified in their entirety by reference to the provisions of the specific equity incentive plan or grant.

Practices Regarding Grant of Equity Incentives

Prior to 2013, DISH Network generally awarded equity incentives as of the last day of each calendar quarter and set exercise prices at not less than the fair market value of Class A Shares on the date of grant or the last trading day prior to the date of grant (if the last day of the calendar quarter was not a trading day). Beginning April 1, 2013, DISH Network generally awards equity incentives as of the first day of each calendar quarter and will set exercise prices at not less than the fair market value of Class A Shares on the date of grant or the last trading day prior to the date of grant (if the date of grant is not a trading day), although we may make certain one-time or special grants during other times of the year, as previously discussed. The Ergen 2020 Performance Award, discussed below, was not granted on the first day of a calendar quarter, but, consistent with DISH Network’s typical practice, the exercise price was set at the fair market value of Class A Shares on the date of the grant. In addition, the initial stock options granted under the 2022 Incentive Plan, discussed below, were not granted on the first day of a calendar quarter, but, consistent with DISH Network’s typical practice, the exercise price was set at the fair market value of Class A Shares on the date of the grant.

2019 Stock Incentive Plan

In May 2019, we adopted an employee stock incentive plan, which we refer to as the 2019 Stock Incentive Plan. The purpose of the 2019 Stock Incentive Plan is to allow us to grant new equity awards after the expiration of the 2009 Stock Incentive Plan on May 11, 2019. The 2019 Stock Incentive Plan will allow the Corporation to continue to provide incentives to attract and retain executive officers and other key employees. Awards available to be granted under the 2019 Stock Incentive Plan include: (i) stock options; (ii) stock appreciation rights; (iii) restricted stock and restricted stock units; (iv) performance awards; (v) dividend equivalents; and (vi) other stock-based awards.

Class B Chairman Stock Option Plan

We have adopted a Class B Chairman stock option plan, which we refer to as the 2002 Class B Chairman Stock Option Plan. The purpose of the 2002 Class B Chairman Stock Option Plan is to promote the interests of DISH Network and its subsidiaries by aiding in the retention of Charles W. Ergen, the Chairman of DISH Network, who our Board of Directors believes is crucial to assuring our future success, to offer Mr. Ergen incentives to put forth maximum efforts for our future success and to afford Mr. Ergen an opportunity to acquire additional proprietary interests in DISH Network. Mr. Ergen abstained from our Board of Directors’ vote on this matter. Awards available to be granted under the 2002 Class B Chairman Stock Option Plan include nonqualified stock options and dividend equivalent rights with respect to DISH Network’s Class B Shares.

Employee Stock Purchase Plan

We have adopted an employee stock purchase plan, which we refer to as our ESPP. The purpose of the ESPP is to provide our eligible employees with an opportunity to acquire a proprietary interest in us by the purchase of our Class A Shares. All full-time employees who are employed by DISH Network for at least one calendar quarter are generally eligible to participate in the ESPP. Employee stock purchases are made through payroll deductions. Under the terms of the ESPP, employees are not permitted to deduct an amount that would permit such employee to purchase our capital stock in an amount that exceeds $25,000 in fair market value of capital stock in any one year. The ESPP is intended to qualify under Section 423 of the Code and thereby provide participating employees with an opportunity to receive certain favorable income tax consequences as to stock purchased under the ESPP.

Ergen 2020 Performance Award

On November 4, 2020, the Compensation Committee of DISH Network approved an award to Mr. Ergen of long-term performance-based options (the “Ergen 2020 Performance Award” or the “Award”) to purchase up to 12,500,000 Class A Shares. The Award is subject to the achievement of performance vesting goals based on specified stock price targets (the “DISH Stock Price Targets”) as set forth in the table below over the ten-year period following the date of grant (except for the first two DISH Stock Price Targets (Tranche 1 and Tranche 2)). The Award was granted on November 6, 2020, with an exercise price of $27.71 (equal to the closing stock price of the Class A Shares as reported on NASDAQ on November 6, 2020). The Award will expire on February 6, 2031.

In approving the Ergen 2020 Performance Award, the Compensation Committee recognized, among other things, the unique blend of leadership, experience, and knowledge of our industry and business that Mr. Ergen brings to DISH Network and the continued importance of Mr. Ergen’s role as the individual who identifies strategic priorities and leads the execution of DISH Network’s long-term strategy, including, without limitation, its wireless business, which is expected to drive long-term value for DISH Network and its shareholders. In an effort to further incentivize Mr. Ergen’s continued long-term performance, the Compensation Committee designed the Award to be a challenging long-term incentive for future performance, and the Compensation Committee noted in particular that the performance thresholds could take many years to achieve, if they can be achieved at all. In addition, the Compensation Committee sought to ensure that the Ergen 2020 Performance Award would further align Mr. Ergen’s interests with those of DISH Network’s shareholders over the long-term.

In connection with its design, evaluation and approval of the Ergen 2020 Performance Award, the Compensation Committee retained an independent compensation consultant, Compensia, to consider various designs for the structure of the award related to the grant value and award structure. Compensia’s review included an assessment of comparable long-term incentive awards granted to other leaders of a range of technology and media companies. In addition, Compensia prepared a competitive market assessment of Mr. Ergen’s projected annual compensation relative to the annual pay of leaders at a peer set of similar industry and size/value competitors to DISH Network. This analysis determined that Mr. Ergen’s annual compensation (including the annualized fair value of the Ergen 2020 Performance Award) was generally lower than the compensation of the leaders of these peer companies.

Subject to Mr. Ergen’s continued employment in his position as Chairman of DISH Network (or a substantially equivalent role as determined by the Compensation Committee in its discretion) through the date on which the DISH Stock Price Targets are achieved, the Ergen 2020 Performance Award will vest in the following tranches upon achievement of the following DISH Stock Price Targets:

Tranche	DISH Stock Price Targets	Vesting Schedule
1	$34.64	10%
2	$43.30	10%
3	$54.12	10%
4	$67.65	10%
5	$84.56	10%
6	$105.71	10%
7	$132.13	10%
8	$165.16	10%
9	$206.46	10%
10	$258.07	10%

In the event that a DISH Stock Price Target is determined by the Compensation Committee to have been achieved during an applicable calendar quarter (or at its ten-year anniversary) as set forth below: (i) that applicable DISH Stock Price Target will be retired; and (ii) the corresponding tranche of the option will vest and shall become exercisable contemporaneously with the filing of the Corporation’s financial results for that quarter or year, as applicable, with the SEC.

For purposes of the DISH Stock Price Targets, except for Tranches 1 and 2, the DISH Stock Price Target will be considered achieved if the average closing stock price, as reported on NASDAQ, of the Class A Shares for the thirty (30) calendar day period immediately prior to the end of any calendar quarter exceeds the respective DISH Stock Price Target (and the thirty (30) calendar day period prior to the Award’s ten-year anniversary on November 6, 2030) during the period that is ten years following the date of the grant.

With respect to Tranche 1, the applicable DISH Stock Price Target will be considered achieved if the average closing stock price, as reported on NASDAQ, of the Class A Shares for the thirty (30) calendar day period immediately prior to the end of any calendar quarter exceeds the respective DISH Stock Price Target during the first four years following the date of the grant.

With respect to Tranche 2, the applicable DISH Stock Price Target will be considered achieved if the average closing stock price, as reported on NASDAQ, of the Class A Shares for the thirty (30) calendar day period immediately prior to the end of any calendar quarter exceeds the respective DISH Stock Price Target during the first seven years following the date of the grant.

In the event a “change in control” of the Corporation occurs while any portion of the 2020 Ergen Performance Award is unvested, the value of the transaction consideration per share for a Class A Share will be used to determine whether any additional portion of the Ergen 2020 Performance Award will vest. For purposes of the Award, a “change in control” of the Corporation is generally deemed to occur upon: (i) a transaction or a series of transactions the result of which is that any person (other than Mr. Ergen (our controlling shareholder) or a related party) individually owns more than fifty percent (50%) of the total equity interests of either: (A) the Corporation; or (B) the surviving entity in any such transaction(s) or a controlling affiliate of such surviving entity in such transaction(s); and (ii) the first day on which a majority of the members of the Board of Directors are not continuing directors.

The Ergen 2020 Performance Award was granted under the terms of the Corporation’s 2019 Stock Incentive Plan and a non-qualified stock option agreement that includes, among other terms and conditions, a post-exercise holding period requirement (net of taxes and exercise price) on the Class A Shares obtained upon exercise that is equal to the longer of: (i) five years from the date of grant; or (ii) one year following the date of exercise for applicable shares exercised under the Award.

During 2021, the price targets for Tranche 1 and Tranche 2 were achieved, resulting in the vesting of 2,500,000 stock options, as determined by the Compensation Committee.

2013 Long-Term Incentive Plan

On November 30, 2012, the Board of Directors and the Compensation Committee approved a long-term, performance-based stock incentive plan, the 2013 Long-Term Incentive Plan, or 2013 LTIP, within the terms of DISH Network’s 2009 Stock Incentive Plan. The purpose of the 2013 LTIP is to promote DISH Network’s interests and the interests of its shareholders by providing key employees with financial rewards through equity participation upon achievement of specified long-term cumulative free cash flow goals while achieving and maintaining a specified long-term subscriber threshold and total net subscriber goals. The employees eligible to participate in the 2013 LTIP generally include DISH Network’s executive officers, senior vice presidents, vice presidents and director-level employees. Employees participating in the 2013 LTIP received a one-time award of: (i) an option to acquire a specified number of shares priced at the market value as of the first day of the calendar quarter in which the option was granted or the last trading day prior to the date of grant (if the first day of the calendar quarter is not a trading day); and (ii) rights to acquire for no additional consideration a specified smaller number of Class A Shares. Initial awards granted under the 2013 LTIP were made as of January 1, 2013. Under the 2013 LTIP, the cumulative free cash flow goals and the total net subscriber threshold are measured on the last day of each calendar quarter. The cumulative free cash flow goals commenced April 1, 2013. The total net subscriber goals are measured on the last day of each calendar quarter commencing on January 1, 2013. For purposes of the total net subscriber goal and total net subscriber threshold under the 2013 LTIP, the calculation of “subscribers” is a formula that takes into account, among other things, Pay-TV subscribers and broadband subscribers (including, without limitation, the applicable characteristics of such subscribers). In addition, for purposes of the cumulative free cash flow goals under the 2013 LTIP, the calculation of “cumulative free cash flow” is a formula that takes into account, among other things, free cash flow as set forth in the Corporation’s financial results for that quarter or year, as applicable, filed with the SEC, but excluding free cash flows from the Corporation’s wireless line of business. The Compensation Committee has final authority to, among other things, interpret and calculate any and all aspects of the 2013 LTIP, including vesting and all other aspects of calculating the achievement of the goals under the 2013 LTIP. As of July 2016, we no longer grant new awards under the 2013 LTIP.

In the event that a cumulative free cash flow goal and/or total net subscriber goal is achieved, and the total net subscriber threshold is met, as of the last day of any such calendar quarter, as determined by the Compensation Committee: (i) the applicable cumulative free cash flow goal and/or total net subscriber goal will be retired; and (ii) the corresponding increment of the option/restricted stock unit will vest and shall become exercisable contemporaneously with filing of the Corporation’s financial results for that quarter or year, as applicable, with the SEC, in accordance with the following vesting schedules:

Cumulative Free Cash Flow Goal	Total Net Subscriber Threshold	Vesting Schedule
$1 billion	14.5 million	10%
$2 billion	14.5 million	10%
$3 billion	14.5 million	10%
$4 billion	14.5 million	10%
$5 billion	14.5 million	10%

Total Net Subscriber Goal	Vesting Schedule
14.5 million	10%
14.75 million	10%
15 million	10%
15.25 million	10%
15.5 million	10%

Employees who were granted equity awards after April 1, 2014 under the 2013 LTIP received: (i) an option to acquire a reduced number of Class A Shares; and (ii) rights to acquire for no additional consideration a reduced number of Class A Shares, relative to the amounts that were granted to employees at the same level prior to April 1, 2014.  Such awards are subject to a vesting schedule that varies based upon the date on which such awards were granted.

Messrs. Ergen, Carlson and Cullen were each granted an option to purchase 60,000 Class A Shares and 30,000 RSUs under the 2013 LTIP on January 1, 2013. Mr. Orban was granted an option to purchase 30,000 Class A Shares and 15,000 RSUs under the 2013 LTIP on January 1, 2013. Mr. Swieringa was granted an option to purchase 15,000 Class A Shares and 7,500 RSUs under the 2013 LTIP on January 1, 2013. Mr. Swieringa was granted an additional option to purchase 15,000 Class A Shares and 7,500 RSUs under the 2013 LTIP on April 1, 2014, as a result of his promotion to Chief Information Officer in March 2014. Finally, Mr. Swieringa was granted an additional option to purchase 15,000 Class A Shares and 7,500 RSUs under the 2013 LTIP on January 1, 2016, as a result of his promotion to Executive Vice President, Operations in December 2015.

Exercise of the stock awards is contingent on achieving these performance conditions by September 30, 2022. During 2013, none of the goals under the 2013 LTIP were achieved. During 2014, we achieved the cumulative free cash flow goal of $1 billion while achieving and maintaining a minimum threshold of 14.5 million total net subscribers, which resulted in the cumulative vesting of 10% of the 2013 LTIP stock awards during 2014, as determined by the Compensation Committee. Accordingly, the $1 billion cumulative free cash flow goal under the 2013 LTIP was retired. In addition, during 2014, we achieved the 14.5 million total net subscriber goal, which resulted in the cumulative vesting of 10% of the 2013 LTIP stock awards during 2014, as determined by the Compensation Committee. Accordingly, the 14.5 million total net subscriber goal under the 2013 LTIP was retired. During 2021, none of the goals under the 2013 LTIP were achieved.

2017 Long-Term Incentive Plan

On December 2, 2016, the Board of Directors and the Compensation Committee approved a long-term, performance-based stock incentive plan, the 2017 Long-Term Incentive Plan, or 2017 LTIP, within the terms of DISH Network’s 2009 Stock Incentive Plan. The 2017 LTIP provided stock options, which were subject to vesting based on company-specific subscriber and financial performance conditions. Awards were initially granted under the 2017 LTIP as of January 1, 2017. Exercise of the stock awards was contingent on achieving these performance conditions by December 31, 2020, however, none of the performance conditions were achieved. No further stock options have been granted under the 2017 LTIP.

Messrs. Ergen, Carlson, Cullen and Swieringa were each granted an option to purchase 60,000 Class A Shares under the 2017 LTIP on January 1, 2017. Mr. Orban was granted an option to purchase 30,000 Class A Shares under the 2017 LTIP on January 1, 2017.

2019 Long-Term Incentive Plan

On August 17, 2018, the Board of Directors and the Compensation Committee approved a long-term, performance-based stock incentive plan, the 2019 Long-Term Incentive Plan, or 2019 LTIP, within the terms of DISH Network’s 2009 Stock Incentive Plan. The purpose of the 2019 LTIP is to promote DISH Network’s interests and the interests of its shareholders by providing key employees with financial rewards through equity participation upon achievement of specified long-term goals. The employees eligible to participate in the 2019 LTIP generally include DISH Network’s executive officers, senior vice presidents, vice presidents and director-level employees. Employees participating in the 2019 LTIP receive a one-time award of an option to acquire a specified number of shares priced at the market value as of the first day of the calendar quarter in which the option was granted or, if the first day of the calendar quarter is not a trading day, the last trading day prior to the date of grant. Initial awards granted under the 2019 LTIP were made as of October 1, 2018.

Under the 2019 LTIP: (i) the net Pay-TV subscriber growth goals, top-line revenue growth goals, top award for customer service and/or satisfaction goals, and annual average employee survey score goals are measured at the end of each calendar year during the period between and including January 1, 2019 and December 31, 2023; and (ii) the wireless buildout and revenue goal, Smart Home Services and fulfillment third-party revenue goals, and cumulative free cash flow goals are measured at the end of each calendar quarter during the period between and including October 1, 2018 and December 31, 2023.

In the event that a goal under the 2019 LTIP is achieved as of the last day of any calendar quarter or year, as applicable, as determined by the Compensation Committee: (i) the applicable goal will be retired; and (ii) the corresponding increment of the options will vest and become exercisable contemporaneously with filing of the Corporation’s financial results for that quarter or year, as applicable, with the SEC, in accordance with the following vesting schedules; provided, however, that although the potential goal achievements add up to one hundred twenty percent (120%), only one hundred percent (100%) of the option award may vest:

Cumulative Free Cash Flow Goal	Vesting Schedule
$1 billion	8%
$2 billion	8%
$3 billion	8%
$4 billion	8%
$5 billion	8%

The Cumulative Free Cash Flow Goals will be achieved if the Corporation achieves the respective amounts of cumulative free cash flow above during the measurement period, which calculation of “cumulative free cash flow” is a formula that takes into account, among other things, free cash flow as set forth in the Corporation’s Form 10-K, Form 10-Q, or Form 8-K for that quarter or year, as applicable, filed with the SEC, subject to certain exclusions.

Smart Home Services and Fulfillment Third-Party Revenue Goal	Vesting Schedule
$100 million	2%
$200 million	2%
$300 million	2%
$400 million	2%
$500 million	2%

The Smart Home Services and Fulfillment Third-Party Revenue Growth Goals (collectively, the “SHS Goals” and each a “SHS Goal”) will be achieved if the Corporation achieves the respective amounts of revenue above from the Corporation’s Smart Home Services and third-party fulfillment businesses during the measurement period.

Top Award for Customer Service and/or Satisfaction Goal	Vesting Schedule
2019	2%
2020	2%
2021	2%
2022	2%
2023	2%

The Top Award for Customer Service and/or Satisfaction Goal (collectively, the “Top Award Goals” and each a “Top Award Goal”) will be achieved if DISH and/or Sling win certain qualifying customer service and/or satisfaction awards in a calendar year during the measurement period.

Annual Average Employee Survey Goal	Vesting Schedule
2019	2%
2020	2%
2021	2%
2022	2%
2023	2%

The Annual Average Employee Survey Goal (collectively, the “Employee Survey Goals” and each an “Employee Survey Goal”) will be achieved if the Corporation receives a certain average employee satisfaction score across all surveys provided to employees in a calendar year during the measurement period.

Wireless Buildout and Revenue Goal	Vesting Schedule
Certain Buildout and Revenue Milestones	10%

The Wireless Buildout and Revenue Goal will be achieved: (i) if the Corporation meets certain buildout and revenue milestones related to its wireless business; or (ii) upon closing of the acquisition of certain assets and liabilities associated with Sprint’s Boost Mobile, Virgin Mobile and Sprint-branded prepaid mobile services businesses.

Net Pay-TV Subscriber Growth Goal	Vesting Schedule
2019	4%
2020	4%
2021	4%
2022	4%
2023	4%

The Net Pay-TV Subscriber Growth Goal will be achieved if the number of total Pay-TV subscribers at the end of a given year is higher than the number of total Pay-TV subscribers at the end of the immediately preceding year, as measured by the net Pay-TV subscriber additions announced in the Corporation’s Form 10-K or 8-K filed with the SEC announcing annual financial results for each calendar year during the measurement period.

Top-Line Revenue Growth Goal	Vesting Schedule
2019	4%
2020	4%
2021	4%
2022	4%
2023	4%

The Top-line Revenue Growth Goal will be achieved if total revenue in a given year that is higher than the total revenue in the immediately preceding year, as measured by the total revenue announced in the Corporation’s Form 10-K or 8-K filed with the SEC announcing annual financial results for each calendar year during the measurement period.

The Compensation Committee has final authority to, among other things, interpret and calculate any and all aspects of the 2019 LTIP, including vesting and all other aspects of calculating the achievement of the goals under the 2019 LTIP.

Employees who are granted equity awards after October 1, 2018 under the 2019 LTIP will be eligible to receive an option to acquire a reduced number of Class A Shares, relative to the amounts that were granted to employees at the same level on October 1, 2018. Such awards are subject to a vesting schedule that varies based upon the date on which such awards were granted.

Mr. Carlson was granted an option to purchase 200,000 Class A Shares under the 2019 LTIP on October 1, 2018. Messrs. Ergen and Swieringa were each granted an option to purchase 100,000 Class A Shares under the 2019 LTIP on October 1, 2018. Messrs. Cullen and Orban were granted an option to purchase 50,000 Class A Shares under the 2019 LTIP on October 1, 2018. Mr. Orban was granted an additional option to purchase 50,000 Class A Shares under the 2019 LTIP on July 1, 2019, as a result of his promotion to Executive Vice President and Chief Financial Officer in June 2019.

During 2019, we achieved: (i) the cumulative free cash flow goals of $1 billion and $2 billion; (ii) the SHS Goal of $100 million, (iii) the Employee Survey Goal for 2019; and (iv) the Top Award Goal for 2019, which resulted in the cumulative vesting of 21.33% of the 2019 LTIP stock awards during 2019, as determined by the Compensation Committee. Accordingly, the $1 billion and $2 billion cumulative free cash flow goals, the SHS Goal of $100 million, the Employee Survey Goal for 2019, and the Top Award Goal for 2019 were retired.

During 2020, we achieved: (i) the cumulative free cash flow goals of $3 billion, $4 billion and $5 billion; (ii) the SHS Goal of $200 million and $300 million, (iii) the Employee Survey Goal for 2020; (iv) the Top Award Goal for 2020; (v) the Top Line Revenue Growth Goal; and (vi) the Wireless Buildout and Revenue Goal, which resulted in the cumulative vesting of 44.67% of the 2019 LTIP stock awards during 2020, as determined by the Compensation Committee. Accordingly, the $3 billion, $4 billion and $5 billion cumulative free cash flow goals, the SHS Goal of $200 million and $300 million, the Employee Survey Goal for 2020, the Top Award Goal for 2020, the Wireless Buildout and Revenue Goal, and the Top Line Revenue Growth Goal for 2020 were retired.

During 2021, we achieved: (i) the SHS Goal of $400 million, (ii) the Employee Survey Goal for 2021; and (iii) the Top Line Revenue Growth Goal, which resulted in the cumulative vesting of 6.67% of the 2019 LTIP stock awards during 2021, as determined by the Compensation Committee. Accordingly, the SHS Goal of $400 million, the Employee Survey Goal for 2021, and the Top Line Revenue Growth Goal for 2021 were retired.

2022 Incentive Plan

On December 30, 2021, the Board and the Compensation Committee approved a performance-based incentive plan (the “2022 Incentive Plan”) under DISH’s 2019 Stock Incentive Plan. The purpose of the 2022 Incentive Plan is to promote the Corporation’s interests and the interests of the Corporation’s shareholders by generally providing certain executive officers, senior vice presidents, vice presidents and director-level employees within our established businesses with financial rewards through equity participation and cash incentives upon achievement of certain specified goals. Employees participating in the 2022 Incentive Plan are generally expected to receive cash awards and a one-time option to purchase a specified number of Class A Shares with an exercise price per share equal to the closing price of the Class A Shares on the date of grant or the last trading day prior to the date of grant (if the date of grant is not a trading day). The options were granted as of February 1, 2022. The amount of the cash award is tied to a certain percentage (based on the employee’s level) of the applicable employee’s base salary.

Under the 2022 Incentive Plan, all goals are measured at the end of each calendar quarter during the period between and including January 1, 2022 and December 31, 2026 (the “measurement period”).

In the event that a goal under the 2022 Incentive Plan is achieved as of the last day of any calendar quarter or year, as applicable, as determined by the Compensation Committee: (i) the applicable goal will be retired; (ii) the corresponding increment of the options (if applicable) will vest and become exercisable contemporaneously with filing of the Corporation’s financial results for that quarter or year, as applicable, filed with the SEC; and (iii) the corresponding increment of the cash award will be paid out. The 2022 Incentive Plans goals are below:

	Vesting Schedule
Goals	Cash (1)	Equity
$1.0 billion Cumulative Free Cash Flow	Applicable % of Salary	16.67%
$2.0 billion Cumulative Free Cash Flow	Applicable % of Salary	16.67%
$3.0 billion Cumulative Free Cash Flow	Applicable % of Salary	16.67%
$4.5 billion Cumulative Free Cash Flow	Applicable % of Salary	16.67%
$40 billion Cumulative Revenue	Applicable % of Salary	16.67%
$60 billion Cumulative Revenue	Applicable % of Salary	16.67%
30 million Wireless Subscribers	Applicable % of Salary	N/A

(1)	While the payout percentage is based on the employee’s level, each of our executive vice presidents and above (including Messrs. Carlson, Swieringa and Orban) are eligible to receive a cash award payout equal to 50% of their respective base salaries per goal.

The Cumulative Free Cash Flow Goals will be achieved if the Corporation achieves the respective amounts of cumulative free cash flow above during the measurement period, which calculation of “cumulative free cash flow” is a formula that takes into account, among other things, free cash flow as set forth in the Corporation’s Form 10-K, Form 10-Q or Form 8-K announcing quarterly or annual financial results for that quarter or year, as applicable, filed with the SEC, subject to certain adjustments.

The Cumulative Revenue Goals will be achieved if the Corporation achieves the respective amounts of cumulative revenue above during the measurement period, which calculation of “cumulative revenue” is a formula that takes into account, among other things, the total revenue announced in the Corporation’s Form 10-K, Form 10-Q or Form 8-K announcing quarterly or annual financial results for that quarter or year, as applicable, filed with the SEC, subject to certain adjustments.

The Wireless Subscriber Goal will be achieved if the Corporation achieves more than 30 million wireless subscribers during the measurement period, which calculation of “subscribers” is a formula that takes into account, among other things, the total number of wireless subscribers announced in the Corporation’s Form 10-K, Form 10-Q or Form 8-K announcing quarterly or annual financial results for that quarter or year, as applicable, filed with the SEC, subject to certain adjustments.

The Compensation Committee has final authority to, among other things, interpret and calculate any and all aspects of the 2022 Incentive Plan, including vesting and all other aspects of calculating the achievement of the goals under the 2022 Incentive Plan.

Employees who are granted equity awards after February 1, 2022 under the 2022 Incentive Plan will be eligible to receive a reduced award under the 2022 Incentive Plan. Such awards are subject to a vesting schedule that varies based upon the date on which such awards were granted.

Mr. Carlson was granted an option to purchase 200,000 Class A Shares and is eligible for a cash award payout equal to fifty percent (50%) of his annual salary per goal under the 2022 Incentive Plan. Mr. Swieringa was granted an option to purchase 100,000 Class A Shares and is eligible for a cash award payout equal to fifty percent (50%) of his annual salary per goal under the 2022 Incentive Plan. Mr. Orban was granted an option to purchase 40,000 Class A Shares and is eligible for a cash award payout equal to fifty percent (50%) of his annual salary per goal under the 2022 Incentive Plan.

Wireless Incentive Plan

For those executive officers, senior vice presidents, vice presidents and director-level employees that are not participating in the 2022 Incentive Plan, they will generally be eligible to participate in the Corporation’s wireless incentive program for certain of our employees focused on our wireless business (the “Wireless Incentive Plan or “WIP”). These employees are generally eligible to receive cash payments tied to a certain percentage (based on the employee’s level) of the applicable employee’s base salary if the Corporation were to achieve certain specified wireless goals. On December 30, 2021, the Compensation Committee added an additional goal to the Wireless Incentive Plan. The Wireless Incentive Plan’s goals are below:

Goals	Vesting Schedule (1)
1st Major City Build Out Goal	Applicable % of Salary
20% Coverage of US Population	Applicable % of Salary
70% Coverage of US Population	Applicable % of Salary
$40 billion Cumulative Revenue	Applicable % of Salary
75% PEA Coverage for 600MHz	Applicable % of Salary
30 million Wireless Subscribers	Applicable % of Salary

(1)	While the payout percentage is based on the applicable employee’s level, our executive vice presidents focusing on our wireless business (including Mr. Cullen) are eligible to receive a cash award payout equal to 100% of their respective base salaries per goal.

The 1st Major City Build Out Goal will generally be achieved when the Corporation has completed its wireless build out of at least one major metropolitan city (with a population of 1 million or greater) and is able to successfully process commercial wireless traffic through its core wireless network as determined by the Compensation Committee.

The 20% Coverage Goal, 70% Coverage Goal and 75% PEA Coverage Goal will generally be achieved when the Corporation has offered 5G broadband service to the coverage areas described in the table above by certain applicable deadlines for each goal (e.g., June 14, 2022, June 14, 2023 and June 2025, respectively), all as determined by the Compensation Committee.

The Cumulative Revenue Goal and the Wireless Subscriber Goal will be determined in the same manner described above with respect to the 2022 Incentive Plan.

The Compensation Committee has final authority to, among other things, interpret and calculate any and all aspects of the Wireless Incentive Plan, including vesting and all other aspects of calculating the achievement of the goals under the Wireless Incentive Plan.

401(k) Plan

DISH Network has adopted the 401(k) Plan, a defined-contribution tax-qualified 401(k) plan, for its employees, including its executives, to encourage its employees to save some percentage of their cash compensation for their eventual retirement. DISH Network’s executives participate in the 401(k) Plan on the same terms as DISH Network’s other employees. Under the 401(k) Plan, employees generally become eligible for participation in the 401(k) Plan upon completing ninety (90) days of service with DISH Network and reaching age 19. 401(k) Plan participants are able to contribute up to 50% of their compensation in each contribution period, subject to the maximum deductible limit provided by the Code. DISH Network may also make a 50% matching employer contribution up to a maximum of $2,500 per participant per calendar year. In addition, DISH Network may also make an annual discretionary profit sharing contribution to the 401(k) Plan with the approval of its Compensation Committee and Board of Directors. 401(k) Plan participants are immediately vested in their voluntary contributions and earnings on voluntary contributions. DISH Network’s matching employer contributions and any annual discretionary profit sharing contributions to 401(k) Plan participants’ accounts vest 20% per year commencing one year from the employee’s date of employment.

Perquisites and Personal Benefits, Post-Termination Compensation and Other Compensation

DISH Network has traditionally offered numerous plans and other benefits to its executive officers on the same terms as other employees. These plans and benefits have generally included medical, vision and dental insurance, life insurance and the employee stock purchase plan, as well as discounts on DISH Network’s products and services. Relocation benefits may also be reimbursed, but are individually negotiated when they occur. DISH Network has also permitted certain NEOs and their family members and guests to use its corporate aircraft for personal use. DISH Network has also paid for annual tax preparation costs for certain NEOs.

DISH Network has not traditionally had any plans in place to provide severance benefits to employees. However, certain non-performance based stock options and restricted stock units have been granted to its executive officers subject to accelerated vesting upon a change in control.

Non-Binding Shareholder Advisory Vote on Executive Compensation

DISH Network provided its shareholders with the opportunity to cast a non-binding shareholder advisory vote on executive compensation, commonly referred to as the “say on pay” vote, at the annual meeting of shareholders held in May 2020. Over 98% of the voting power represented at the meeting and entitled to vote on that matter voted in favor of the executive compensation proposal. The Compensation Committee reviewed these voting results. Since the voting results affirmed shareholders’ support of our approach to executive compensation, we did not change our approach in 2021 as a direct result of the vote. Our next “say on pay” vote will occur no later than 2023.

Also based on the results of a separate non-binding advisory vote on the frequency of future shareholder advisory votes regarding executive compensation, commonly referred to as the “say on frequency” vote, held at our annual meeting of shareholders held in May 2017, we determined that we will hold our “say on pay” vote every three years until the next required “say on frequency” vote in 2023.

2021 Executive Compensation

Generally, DISH Network has historically made decisions with respect to executive compensation for a particular compensation year in December of the preceding compensation year or the first quarter of the applicable compensation year. With respect to the executive compensation of each NEO for 2021, the Compensation Committee (along with Mr. Ergen, for each of the NEOs other than himself) reviewed total compensation of each NEO and the value of, among other things: (a) historic and current components of each NEO’s compensation, including the annual base salary and bonus paid to the NEO in the prior year; and (b) equity incentives held by each NEO in DISH Network’s stock incentive plans. The Compensation Committee (along with Mr. Ergen, for each of the NEOs other than himself) also reviewed the Proxy Data prepared for 2021 and other information described in “Use of Third-Party Information” above. As described in “General Compensation Levels” above, DISH Network aims to provide annual base salaries and long-term incentives that are competitive in the market with an emphasis on providing a substantial portion of overall compensation in the form of equity incentives. In addition, the Compensation Committee has discretion to award performance based compensation that is based on performance goals different from those that were previously set or that is higher or lower than the anticipated compensation that would be awarded under DISH Network’s incentive plans if particular performance goals were met. From time to time, the Compensation Committee has exercised its authority to, among other things, interpret and calculate any and all aspects of performance-based awards under DISH Network’s incentive plans, including vesting and all other aspects of calculating the achievement of the goals under such performance-based compensation awards in accordance with their terms.

During 2020, as a result of the coronavirus pandemic, we instituted a number of cost cutting measures across the Corporation. These measures included salary reductions for the NEOs effective from June 1, 2020 through November 28, 2020. Based on their review of DISH Network’s financial performance, management and the Compensation Committee determined to reinstate all NEO salaries to pre-pandemic levels prior to year-end. In addition, in July 2021, after their review of DISH Network’s financial performance for the previous year, management and the Compensation Committee awarded certain employees and non-employee directors a one-time award of restricted stock units for a specified number of shares on July 1, 2021. The number of restricted stock units awarded to each employee was determined by dividing the total amount of the employee’s actual salary reduction in 2020 by the closing Class A Share price on the issuance date. The restricted stock units vest in three equal installments beginning on January 1, 2022.

Compensation of our Chairman and our President and Chief Executive Officer

2021 Base Salary of Chairman. Mr. Ergen’s annual base salary for 2021 was determined based on a review by the Compensation Committee of the expected annual base salaries in 2021 of each of DISH Network’s other NEOs. The Compensation Committee did not increase Mr. Ergen’s salary in 2021. The Compensation Committee noted that Mr. Ergen’s base salary continued to be lower than the base salaries of the CEOs of the significant majority of the surveyed companies in the Proxy Data.

2021 Base Salary of President and Chief Executive Officer. In determining Mr. Carlson’s 2021 annual base salary, Mr. Ergen subjectively determined that Mr. Carlson’s existing base compensation was already within the range of market compensation indicated in the Proxy Data in light of DISH Network’s practices with respect to annual base salaries and therefore an increase over Mr. Carlson’s 2020 annual base salary was not necessary.

2021 Cash Bonus. No discretionary cash bonus was paid to Mr. Ergen or Mr. Carlson in 2021.

2021 Equity Incentives.  With respect to equity incentives, DISH Network attempts to ensure that the Chairman and the President and Chief Executive Officer have equity awards at any given time that are significant in relation to their annual cash compensation to ensure that they have appropriate incentives tied to the performance of DISH Network’s Class A Shares. On July 1, 2021, Mr. Carlson received a grant of an option to purchase 100,000 Class A Shares under the 2019 Stock Incentive Plan. Messrs. Ergen and Carlson also were awarded restricted stock units related to the salary reductions during the coronavirus pandemic, discussed above.

Compensation of Other Named Executive Officers

2021 Base Salary

Base salaries for each of the other NEOs are determined annually by the Board of Directors primarily based on Mr. Ergen’s recommendations. The Board of Directors places substantial weight on Mr. Ergen’s recommendations in light of his role as Chairman and as co-founder and controlling shareholder of DISH Network. Mr. Ergen made recommendations to the Board of Directors with respect to the 2021 annual base salary of each of the other NEOs after considering, among other things: (a) the NEO’s annual base salary in 2020; (b) the range of the percentage increases in annual base salary for NEOs of the companies contained in the Proxy Data; (c) whether the NEO’s annual base salary was appropriate in light of DISH Network’s goals, including retention of the NEO; (d) the expected compensation to be paid to other NEOs in 2021 in relation to a particular NEO in 2021; (e) whether the NEO was promoted or newly hired in 2021; and (f) whether in Mr. Ergen’s subjective determination, the NEO’s performance in 2020 warranted an increase in the NEO’s annual base salary in 2021. Placing primary weight on: (i) the NEO’s annual base salary in 2020; and (ii) whether, in Mr. Ergen’s subjective view, an increase in 2021 annual base salary was warranted based on performance and/or necessary to retain the NEO, Mr. Ergen recommended the annual base salary amounts indicated in “Executive Compensation and Other Information - Summary Compensation Table” below. The basis for Mr. Ergen’s recommendation with respect to each of the other NEOs is discussed below. The Board of Directors accepted each of Mr. Ergen’s recommendations on annual base salaries for each of the other NEOs.

Mr. Swieringa. Mr. Swieringa’s 2021 annual base salary of $750,000 was not increased from 2020. However, Mr. Swieringa’s annual base salary was increased from $750,000 to $900,000 effective December 25, 2021 in connection with his promotion to President and Chief Operating Officer, Wireless.

Mr. Orban. Mr. Orban’s annual base salary was increased from $550,000 to $650,000 in July 2021 based on Mr. Ergen’s subjective review of Mr. Orban’s performance, existing base compensation and the range of market compensation indicated in the Proxy Data.

Mr. Cullen. In determining Mr. Cullen’s 2021 annual base salary, Mr. Ergen subjectively determined that Mr. Cullen’s existing base compensation was already within the range of market compensation indicated in the Proxy Data in light of DISH Network’s practices with respect to annual base salaries and therefore an increase over Mr. Cullen’s 2020 annual base salary was not necessary.

2021 Cash Bonuses.

Consistent with prior years, Mr. Ergen generally recommended that other NEOs receive cash bonuses only to the extent that such amounts would be payable pursuant to the existing short-term incentive plan, if any. The Compensation Committee did approve a one-time discretionary cash award of less than $3,000 to each of Messrs. Orban and Swieringa related to certain performance during 2021.

2021 Equity Incentives

With respect to equity incentives, DISH Network primarily evaluates the position of each NEO to ensure that each individual has equity incentives at any given time that are significant in relation to the NEO’s annual cash compensation to ensure that the NEO has appropriate incentives tied to the performance of DISH Network’s Class A Shares. This determination is made by the Compensation Committee primarily on the basis of Mr. Ergen’s recommendation. As discussed above, in granting awards to the other NEOs for 2021, Mr. Ergen based his recommendation on, and the Compensation Committee took into account, among other things, what was necessary to retain our executive officers and to align the interests of our executive officers and shareholders. On July 1, 2021, Messrs. Orban and Swieringa both received a grant of an option to purchase 50,000 Class A Shares, under the 2019 Stock Incentive Plan. Messrs. Swieringa, Orban and Cullen also were awarded certain restricted stock units related to the salary reductions during the coronavirus pandemic, discussed above.

COMPENSATION COMMITTEE REPORT

The Compensation Committee is appointed by the Board of Directors of DISH Network to discharge certain of the Board’s responsibilities relating to compensation of DISH Network’s executive officers.

The Compensation Committee, to the extent the Board deems necessary or appropriate, will:

•	Make and approve all option grants and other issuances of DISH Network’s equity securities to DISH Network’s executive officers and Board members other than nonemployee directors;

•	Approve all other option grants and issuances of DISH Network’s equity securities, and recommend that the full Board make and approve such grants and issuances;

•	Establish in writing all performance goals for performance-based compensation and certify achievement of such goals prior to payment; and

•	Set the compensation of the Chairman.

Based on the review of the Compensation Discussion and Analysis and discussions with management, we recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Corporation’s Proxy Statement.

Respectfully submitted,

The DISH Network Executive Compensation Committee

George R. Brokaw (Chairman)

Kathleen Q. Abernathy

Tom A. Ortolf

The report of the Compensation Committee and the information contained therein shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in any filing we make under the Securities Act of 1933 (the “Securities Act”) or under the Exchange Act, irrespective of any general statement incorporating by reference this information into any such filing, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically incorporate this information by reference into a document we file under the Securities Act or the Exchange Act.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Compensation Program Risk Assessment

Annually, management reviews the components of our compensation for each employee other than our executive officers. Base salaries for each of our executive officers (other than Mr. Ergen) are determined annually by our Board of Directors primarily based on Mr. Ergen’s recommendations. The Board of Directors places substantial weight on Mr. Ergen’s recommendations in light of his role as Chairman and as co-founder and controlling shareholder of DISH Network. The Board of Directors ultimately approved base cash salaries for 2021 for each of the executive officers other than Mr. Ergen.

Our Compensation Committee, without Mr. Ergen present, sets Mr. Ergen’s base cash salary. Our Compensation Committee makes and approves grants of options and other equity-based compensation to all of our executive officers.

The primary components of our executive compensation have historically included:

•	base cash salary;

•	short-term incentive compensation, including conditional and/or performance-based cash incentive compensation, and discretionary bonuses;

•	long-term equity incentive compensation in the form of stock options and restricted stock units offered under DISH Network’s stock incentive plans;

•	401(k) plan; and

•	other compensation and employee benefits, including perquisites and personal benefits and post-termination compensation.

We design corporate performance metrics that determine payouts for certain business segment leaders in part on the achievement of longer-term company-wide goals. This is based on our belief that applying company-wide metrics encourages decision-making that is in the best long-term interests of DISH Network and our shareholders as a whole.

Base salary, 401(k) benefits and other benefits and perquisites provided generally to DISH Network employees provide a minimum level of compensation for our executive officers. DISH Network has included base salary as a component of its executive compensation package because we believe it is appropriate that some portion of the compensation paid to executives be provided in a form that is fixed and liquid occurring over regular intervals. Generally, however, DISH Network has weighted overall compensation towards incentives, particularly equity components, as opposed to base salaries.

With respect to other compensation, including perquisites and personal benefits and post-termination compensation, DISH Network has traditionally offered benefits to its executive officers on substantially the same terms as offered to other employees. These benefits generally have included medical, vision and dental insurance, life insurance, and the employee stock purchase plan, as well as discounts on DISH Network’s products and services. DISH Network has not traditionally provided severance benefits to employees. However, certain non-performance based stock options and restricted stock units have been granted to its executive officers subject to acceleration of vesting upon a change in control of DISH Network for those executive officers who are terminated by us or the surviving entity, as applicable, for any reason other than for cause during the twenty-four month period following such change in control.

Generally, DISH Network’s overall executive compensation trails that of its competitors in the areas of base pay, severance packages, and short-term incentives but is intended to be competitive over time in equity compensation. With respect to equity incentive compensation, DISH Network attempts to ensure that each executive officer retains equity awards that at any given time are significant in relation to such individual’s annual cash compensation to ensure that each of its executive officers has appropriate incentives tied to the value realized by our shareholders.

DISH Network generally grants equity incentives only to a limited number of employees at certain levels. For non-performance equity awards, the awards generally vest annually at the rate of 20% per year. We generally use multi-year vesting of our equity awards to account for the appropriate time horizon of risk. DISH Network has operated under the belief that executive officers will be better able to contribute to its long-term success and help build incremental shareholder value prudently if they have a stake in that future success and value over a long period. DISH Network believes this stake focuses the executive officers’ attention on managing DISH Network as owners with equity positions in DISH Network and aligns their interests with the long-term interests of DISH Network’s shareholders. Equity awards therefore have represented an important and significant component of DISH Network’s compensation program for executive officers. These awards, coupled with the relatively longer time frame during which these awards vest, mitigate the effect of short-term variations in our operating and financial performance, and we believe focus management goals appropriately on longer-term value creation for shareholders rather than rewarding short-term gains. In light of our approach towards compensation as set forth above, we believe that our process assists us in our efforts to mitigate excessive risk-taking.

2021 Summary Compensation Table

Our executive officers are compensated by certain of our subsidiaries. The following table sets forth the cash and noncash compensation for the fiscal year ended December 31, 2021 for the NEOs.

Name and Principal Position	Year	Salary ($) (1)	Bonus ($)	Stock Awards ($) (2)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($) (3)		Total ($)
Charles W. Ergen	2021	$1,000,000	$-	$150,025	$-	$-	$1,910,292	(4)	$3,060,317
Chairman	2020	$888,462	$-	$-	$91,875,000	$-	$1,997,784		$94,761,246
	2019	$1,000,000	$-	$-	$-	$-	$1,357,756		$2,357,756

W. Erik Carlson	2021	$1,000,000	$-	$150,025	$1,731,437	$-	$14,420		$2,895,882
President and	2020	$888,462	$-	$-	$2,419,825	$-	$7,960		$3,316,247
Chief Executive Officer	2019	$1,000,000	$-	$-	$-	$-	$7,020		$1,007,020

John W. Swieringa	2021	$750,000	$1,000	$93,750	$865,719	$-	$14,420		$1,724,889
President and Chief Operating	2020	$685,096	$5,000	$-	$302,478	$-	$7,716		$1,000,290
Officer, Wireless	2019	$750,000	$-	$-	$261,653	$-	$7,020		$1,018,673

Paul W. Orban	2021	$600,000	$2,000	$68,753	$865,719	$-	$14,420		$1,550,892
Executive Vice President and	2020	$502,404	$7,000	$-	$604,956	$-	$7,290		$1,121,650
Chief Financial Officer	2019	$496,154	$6,120	$-	$1,140,344	$-	$7,020		$1,649,638

Thomas A. Cullen	2021	$739,183	$-	$93,750	$-	$-	$14,030		$846,963
Executive Vice President,	2020	$685,096	$5,250	$-	$1,209,912	$-	$7,220		$1,907,478
Corporate Development

(1)	As a result of the coronavirus pandemic, during 2020 the Compensation Committee imposed a 30% salary reduction for the NEOs effective from June 1, 2020 through November 28, 2020.

(2)	The amounts reported reflect grant date fair values calculated in accordance with FASB ASC Topic 718. These amounts include both performance and non-performance based awards. The grant date fair values for performance awards are based on the probable outcome of the performance conditions under the awards (which for awards granted in 2021 is maximum performance) and do not necessarily reflect the amount of compensation actually realized or that may be realized.

Assumptions used in the calculation of grant date fair values are included in Note 14 to the Corporation’s audited financial statements for the fiscal year ended December 31, 2021, included in the Corporation’s Annual Report on Form 10-K filed with the SEC on February 24, 2022.

(3)	“All Other Compensation” for all of the NEOs includes amounts contributed pursuant to our 401(k) matching program, our health savings account program and our profit sharing program.

(4)	Mr. Ergen’s “All Other Compensation” for 2021 also includes amounts for tax preparation services and $1,708,843 for Mr. Ergen’s personal use (and on certain occasions for the personal use by members of his family and other guests) of corporate aircraft during the year ended December 31, 2021. We calculated the value of personal use of corporate aircraft based upon the incremental cost of such usage to DISH Network. Since both the Corporation and EchoStar use the corporate aircraft and Mr. Ergen is an employee of both the Corporation and EchoStar, certain incremental costs related to personal use of corporate aircraft by Mr. Ergen and his family members and guests are allocated between the Corporation and EchoStar.

CEO Pay Ratio

The Dodd-Frank Reform and Consumer Protection Act includes a mandate that public companies disclose the ratio of the compensation of their Chief Executive Officer to their median employee.  We determined the pay ratio by dividing the total 2021 compensation of Mr. Carlson, our Chief Executive Officer, as disclosed in the Summary Compensation Table by the total 2021 compensation of the median employee, using the same components of compensation as used in the Summary Compensation Table for the Chief Executive Officer. Our median employee for 2021 was determined using the compensation of all employees who were actively employed on December 24, 2021 (the “Measurement Date”). We used all employees’ year-to-date cash compensation as of the Measurement Date to determine the median employee.

The total compensation of our median employee, using the same methodology we use for Mr. Carlson’s Summary Compensation Table compensation, is $58,161 and total compensation of Mr. Carlson is $2,895,882. Therefore, our Chief Executive Officer to median employee pay ratio calculation is approximately 50:1.

The SEC’s rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. As a result, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have, among other things, different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

2021 Grant of Plan-Based Awards

The following table provides information on equity awards in 2021 for the NEOs.

			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards:	All Other Option Awards:
Name	Grant Date	Date of Compensation Committee Approval	Threshold (#)	Target (#)	Maximum (#)	Number of Shares of Stock or Units (1) (#)	Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards (2)
Charles W. Ergen	04/01/2021	11/13/2020	-	-	-	353	-	$-	$-
	07/01/2021	06/30/2021	-	-	-	3,535	-	$-	$150,025

W. Erik Carlson	04/01/2021	11/13/2020	-	-	-	353	-	$-	$-
	07/01/2021	06/30/2021	-	-	-	3,535	-	$-	$150,025
	07/01/2021	06/30/2021	-	-	-	-	100,000	$42.44	$1,731,437

John W. Swieringa	04/01/2021	11/13/2020	-	-	-	353	-	$-	$-
	07/01/2021	06/30/2021	-	-	-	2,209	-	$-	$93,750
	07/01/2021	06/30/2021	-	-	-	-	50,000	$42.44	$865,719

Paul W. Orban	04/01/2021	11/13/2020	-	-	-	353	-	$-	$-
	07/01/2021	06/30/2021	-	-	-	1,620	-	$-	$68,753
	07/01/2021	06/30/2021	-	-	-	-	50,000	$42.44	$865,719

Thomas A. Cullen	04/01/2021	11/13/2020	-	-	-	353	-	$-	$-
	07/01/2021	06/30/2021	-	-	-	2,209	-	$-	$93,750

(1)	The amounts reported in the “All Other Stock Awards” column represent Class A Shares awarded to the eligible NEOs during 2021 pursuant to our profit sharing program.
(2)	These amounts include both performance and non-performance based awards and are calculated in accordance with FASB ASC Topic 718. The grant date fair values for performance awards are based on the probable outcome of the performance conditions under the awards and do not necessarily reflect the amount of compensation actually realized or that may be realized.

Assumptions used in the calculation of grant date fair values are included in Note 14 to the Corporation’s audited financial statements for the fiscal year ended December 31, 2021, included in the Corporation’s Annual Report on Form 10-K filed with the SEC on February 24, 2022.

2021 Outstanding Equity Awards at Fiscal Year-End

The following table provides information on outstanding equity awards at fiscal year-end 2021 for the NEOs.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (2)	Option Exercise Price ($)	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (2)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (3) ($)
Charles W. Ergen	12,000	-	48,000	$36.40	01/01/2023	24,000	(4)	$778,560
	-	-	60,000	$57.93	01/01/2027	-		$-
	98,671	20,000	31,329	$35.42	10/01/2028	-		$-
	2,500,000	-	10,000,000	$27.71	02/06/2031	-		$-
	-	-	-	$-	-	3,535		$114,675

W. Erik Carlson	-	-	48,000	$36.40	01/01/2023	24,000	(4)	$778,560
	200,000	-	-	$57.18	01/01/2026	-		$-
	-	-	60,000	$57.93	01/01/2027	-		$-
	120,000	80,000	-	$47.75	01/01/2028	-		$-
	137,341	-	62,659	$35.42	10/01/2028	-		$-
	40,000	160,000	-	$34.63	07/01/2030	-		$-
	-	100,000	-	$42.44	07/01/2031	3,535		$114,675

John W. Swieringa	-	-	12,000	$36.40	01/01/2023	6,000	(4)	$194,640
	3,000	-	12,000	$63.90	01/01/2023	6,000	(5)	$194,640
	-	-	15,000	$57.18	01/01/2023	7,500	(6)	$243,300
	25,000	-	-	$63.90	04/01/2024	-		$-
	100,000	-	-	$57.18	01/01/2026	-		$-
	-	-	60,000	$57.93	01/01/2027	-		$-
	60,000	40,000	-	$47.75	01/01/2028	-		$-
	68,671	-	31,329	$35.42	10/01/2028	-		$-
	10,000	15,000	-	$33.14	04/01/2029	-		$-
	5,000	20,000	-	$34.63	07/01/2030	-		$-
	-	50,000	-	$42.44	07/01/2031	2,209		$71,660

Paul W. Orban	-	-	24,000	$36.40	01/01/2023	12,000	(4)	$389,280
	10,000	-	-	$69.73	04/01/2025	-		$-
	15,000	-	-	$57.18	01/01/2026	-		$-
	-	-	30,000	$57.93	01/01/2027	-		$-
	30,000	20,000	-	$47.75	01/01/2028	-		$-
	34,336	-	15,664	$35.42	10/01/2028	-		$-
	22,669	-	27,331	$38.86	10/01/2028	-		$-
	20,000	30,000	-	$38.86	07/01/2029	-		$-
	10,000	40,000	-	$34.63	07/01/2030	-		$-
	-	50,000	-	$42.44	07/01/2031	1,620		$52,553

Thomas A. Cullen	12,000	-	48,000	$36.40	01/01/2023	24,000	(4)	$778,560
	-	-	60,000	$57.93	01/01/2027	-		$-
	60,000	40,000	-	$47.75	01/01/2028	-		$-
	124,336	60,000	15,664	$35.42	10/01/2028	-		$-
	20,000	80,000	-	$34.63	07/01/2030	-		$-
	-	-	-	$-	-	2,209		$71,660

(1)	Awards granted under DISH Network’s stock incentive plans generally vest at the rate of 20% per year commencing one year from the date of grant.
(2)	Awards granted under DISH Network’s performance-based plans vest at various times based on certain company-specific goals, discussed above.
(3)	Amount represents the number of unvested, performance-based restricted stock units multiplied by $32.44, the closing market price of DISH Network’s Class A Shares on December 31, 2021.
(4)	Restricted stock awarded on January 1, 2013 under DISH Network’s Stock Incentive Plans.
(5)	Restricted stock awarded on April 1, 2014 under DISH Network’s Stock Incentive Plans.
(6)	Restricted stock awarded on January 1, 2016 under DISH Network’s Stock Incentive Plans.

2021 Option Exercises and Stock Vested

The following table provides information on option exercises and stock vested in 2021 for the NEOs.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise (1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Charles W. Ergen	540,000	$8,683,200	-	$-

W. Erik Carlson	6,000	$83,640	-	$-

(1)	The value realized on exercise is computed by multiplying the difference between the exercise price of the stock option and the market price of the Class A Shares on the date of exercise by the number of shares with respect to which the option was exercised.

Potential Payments Upon Termination Following a Change in Control

As discussed in “Compensation Discussion and Analysis” above, our standard form of non-performance based equity award agreement given to executive officers includes acceleration of vesting upon a change in control of DISH Network for those executive officers that are terminated by us or the surviving entity, as applicable, for any reason other than for cause during the twenty-four month period following such change in control.

Generally a change in control is deemed to occur upon: (i) a transaction or a series of transactions the result of which is that any person (other than Mr. Ergen, our controlling shareholder, or a related party) individually owns more than fifty percent (50%) of the total equity interests of either: (A) DISH Network; or (B) the surviving entity in any such transaction(s) or a controlling affiliate of such surviving entity in such transaction(s); and (ii) the first day on which a majority of the members of the Board of Directors of DISH Network are not continuing directors.

Assuming a change in control were to have taken place as of December 31, 2021, and the executives were terminated by DISH Network or the surviving entity at such date, the value of potentially accelerated unvested options for all NEOs would be zero because all non-performance based unvested stock options held by the NEOs were out-of-the-money.

2021 DIRECTOR COMPENSATION

The following table sets forth the cash and noncash compensation for the fiscal year ended December 31, 2021 for each of our nonemployee directors. Our employee directors are not compensated for their service as directors and, consequently, are not included in the table.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($) (2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Kathleen Q. Abernathy (3)	$65,500	$-	$59,024	$6,026	$-	$-	$130,550

George R. Brokaw (3), (4)	$132,000	$-	$59,024	$6,026	$-	$-	$197,050

Afshin Mohebbi (3), (5)	$69,500	$-	$59,024	$6,026	$-	$-	$134,550

Tom A. Ortolf (3)	$72,000	$-	$59,024	$6,026	$-	$-	$137,050

Joseph T. Proietti (3)	$63,500	$-	$59,024	$6,026	$-	$-	$128,550

(1)	The amounts reported in the “Option Awards” column reflect the aggregate grant date fair values in accordance with FASB ASC Topic 718. Options granted under our 2001 Director Plan have historically been 100% vested upon issuance. Thus, the amount recognized for financial statement reporting purposes and the full grant date fair value are the same. Assumptions used in the calculation of these amounts are included in Note 14 to the Corporation’s audited financial statements for the fiscal year ended December 31, 2021, included in the Corporation’s Annual Report on Form 10-K filed with the SEC on February 24, 2022.
(2)	Cash-settled, restricted stock units awarded on July 1, 2021. Awards vest in three equal annual installments, commencing upon January 1, 2022.
(3)	On January 1, 2021, Ms. Abernathy and Messrs. Brokaw, Mohebbi and Ortolf were each granted an option to acquire 5,000 Class A Shares at an exercise price of $32.34 per share under our 2001 Director Plan.
(4)	In April 2018, the Board approved a monthly retainer of $5,000 (currently approved not to exceed a total of $230,000) for the members of the special litigation committee (the “Special Litigation Committee”) of the Board of Directors established in connection with the litigation discussed in the Notes to our Consolidated Financial Statements in the Corporation’s Annual Report on Form 10-K filed with the SEC on February 24, 2022 under Note 16 “Commitments and Contingencies – Contingencies – Litigation – Telemarketing Shareholder Derivative Litigation.” During 2021, Mr. Brokaw earned $50,000 for his service on this Special Litigation Committee.
(5)	As previously disclosed in a Form 8-K on January 4, 2022, Mr. Mohebbi stepped down and no longer serves on the Board and its committees as of December 31, 2021.

On January 1, 2022, Ms. Abernathy and Messrs. Brokaw, Ortolf and Proietti were each granted an option to acquire 5,000 Class A Shares, all at an exercise price of $32.44 per share under our 2001 Director Plan.  Options granted under our 2001 Director Plan have historically been 100% vested upon issuance.  Thus, the amount recognized for financial statement reporting purposes and the full grant date fair value are the same.

Standard Nonemployee Director Compensation Arrangements

We use a combination of cash and equity compensation to attract and retain qualified candidates to serve on our Board.

Cash Compensation. Each nonemployee director receives an annual retainer of $60,000 which is paid in equal quarterly installments; provided such person is a member of the Board on the last day of the applicable calendar quarter. Our nonemployee directors also receive $1,000 for each meeting attended in person and $500 for each meeting attended by telephone; provided that if there is more than one meeting of the Board of Directors and/or any committee thereof on the same day, then the applicable nonemployee director is only entitled to receive compensation for attendance at a single meeting. Additionally, the chairperson of each committee of the Board receives a $5,000 annual retainer, which is paid in equal quarterly installments; provided such person is the chairperson of the committee on the last day of the applicable calendar quarter. Furthermore, our nonemployee directors receive: (i) reimbursement, in full, of reasonable travel expenses related to attendance at all meetings of the Board of Directors and its committees; and (ii) reimbursement, in full, of reasonable expenses related to educational activities undertaken in connection with service on the Board of Directors and its committees.

Equity Compensation. We have adopted a nonemployee director stock option plan, which we refer to as the 2001 Director Plan. The purpose of the 2001 Director Plan is to advance our interests through the motivation, attraction, and retention of highly-qualified nonemployee directors. Upon election to our Board, our nonemployee directors are granted an option to acquire a certain number of our Class A Shares under our 2001 Director Plan effective as of the first day of the next calendar quarter. Options granted under our 2001 Director Plan had historically been 100% vested upon issuance and had a term of five years. Effective April 30, 2021, with shareholder approval of our amended and restated 2001 Director Plan at our 2021 Annual Meeting, options granted under our 2001 Director Plan have a maximum expiration term of not to exceed ten years and three months from the date of grant. We also have the discretion to grant each continuing nonemployee director an option to acquire Class A Shares annually, and we have typically granted each continuing nonemployee director an option to acquire 5,000 Class A Shares in recent years.

2021 Outstanding Director Equity Awards at Fiscal Year-End

Our nonemployee directors do not hold any stock awards except those granted to the nonemployee directors pursuant to our 2001 Director Plan. We have granted the following options to our nonemployee directors under such plan:

	Option Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#) (1)	Option Exercise Price ($)	Option Expiration Date
Kathleen Q. Abernathy	8,750	$33.14	04/01/24
	5,000	$35.47	01/01/25
	5,000	$32.34	01/01/26
	-	$-	-
Total Awards Outstanding at December 31, 2021	18,750

George R. Brokaw	5,000	$57.93	01/01/22
	5,000	$47.75	01/01/23
	5,000	$24.97	01/01/24
	5,000	$35.47	01/01/25
	5,000	$32.34	01/01/26
	-	$-	-
Total Awards Outstanding at December 31, 2021	25,000

Tom A. Ortolf	5,000	$57.93	01/01/22
	5,000	$47.75	01/01/23
	5,000	$24.97	01/01/24
	5,000	$35.47	01/01/25
	5,000	$32.34	01/01/26
	-	$-	-
Total Awards Outstanding at December 31, 2021	25,000

Joseph T. Proietti	10,000	$35.47	01/01/25
	5,000	$32.34	01/01/26
	-	$-	-
Total Awards Outstanding at December 31, 2021	15,000

(1)    Options granted under our 2001 Director Plan generally vest 100% upon issuance.

EQUITY COMPENSATION PLAN INFORMATION

We have two employee stock incentive plans: (i) our 2009 Stock Incentive Plan, and (ii) our 2019 Stock Incentive Plan (the “Stock Incentive Plans”). We adopted the Stock Incentive Plans to provide incentives to attract and retain executive officers and other key employees. While awards remain outstanding under our 2009 Stock Incentive Plan, we no longer grant equity awards pursuant to this plan. The Stock Incentive Plans are administered by our Compensation Committee.

Awards available under the Stock Incentive Plans include: (i) common stock purchase options; (ii) stock appreciation rights; (iii) restricted stock and restricted stock units; (iv) performance awards; (v) dividend equivalents; and (vi) other stock-based awards. As of December 31, 2021, 61,414,817 of our Class A Shares were available for issuance under the 2019 Stock Incentive Plan. Our authorization to grant new awards under the 2009 Stock Incentive Plans has expired. The Compensation Committee retains discretion, subject to plan limits, to, among other things, modify the terms of outstanding awards and to adjust the price of awards.

As of December 31, 2021, there were outstanding options to purchase 26,702,903 Class A Shares and 1,487,506 outstanding restricted stock units/awards under the Stock Incentive Plans. These awards generally vest at the rate of 20% per year commencing one year from the date of grant. The exercise prices of these options, which have generally been equal to or greater than the fair market value of our Class A Shares at the date of grant, range from less than $10.00 to $70.00 per Class A Share.

On December 2, 2012, we declared a dividend of $1.00 per share on our outstanding Class A Shares and Class B Shares. The dividend was paid in cash on December 28, 2012 to shareholders of record on December 14, 2012. In light of such dividend, our Board of Directors and Compensation Committee, which administers our Stock Incentive Plans, determined to adjust the exercise price of certain stock options issued under the plans by decreasing the exercise price by $0.77 per share during January 2013.

As previously discussed in Compensation Discussion & Analysis, we have adopted the 2013 LTIP, the 2017 LTIP, the 2019 LTIP, the 2022 Incentive Plan and the WIP under DISH Network’s Stock Incentive Plans.

In addition to the 2001 Director Plan and the Stock Incentive Plans, during 2002 we adopted and our shareholders approved our 2002 Class B Chairman Stock Option Plan, under which we have reserved 20 million Class B Shares for issuance. The Class B Shares available for issuance under the 2002 Class B Chairman Stock Option Plan are not included in the table below. No options have been granted to date under the 2002 Class B Chairman Stock Option Plan.

The following table sets forth information regarding outstanding stock options and restricted stock unit awards and the Class A Shares reserved for future issuance under our equity compensation plans as of December 31, 2021:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights (b) (1)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	28,190,409	$34.95	62,161,067
Equity compensation plans not approved by security holders	-	-	-
Total	28,190,409	$34.95	62,161,067

(1)	The calculation of the weighted-average exercise price of outstanding options, warrants and rights excludes restricted stock units that provide for the issuance of shares of common stock upon vesting because these awards do not require payment of an exercise price in order to obtain the underlying shares upon vesting.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Our Board has adopted a written policy for the review and approval of transactions involving DISH Network and related parties, such as directors, executive officers (and their immediate family members), and EchoStar. In order to identify these transactions, we distribute questionnaires to our officers and directors on an annual basis. Our General Counsel then directs the appropriate review of all potential related-party transactions and generally schedules their presentation at the next regularly-scheduled meetings of the Audit Committee and the Board of Directors. The Audit Committee and the Board of Directors must approve these transactions, with all interested parties abstaining from the vote. Once each calendar year, the Audit Committee and the Board of Directors undertake a review of all recurring potential related-party transactions. Both the Audit Committee and the Board of Directors must approve the continuation of each such transaction, with all interested parties abstaining. Transactions involving EchoStar are subject to the approval of a committee of the non-interlocking directors or in certain circumstances non-interlocking management.

Related Party Transactions with EchoStar Corporation

On January 1, 2008, we completed the distribution of our technology and set-top box business and certain infrastructure assets (the “Spin-off”) into a separate publicly traded company, EchoStar. Following the Spin-off, we and EchoStar have operated as separate publicly-traded companies and neither entity has any ownership interest in the other. However, a substantial majority of the voting power of the shares of both companies is owned beneficially by Charles W. Ergen, our Chairman, and by certain entities established by Mr. Ergen for the benefit of his family.

In connection with and following the Spin-off, we and EchoStar have entered into certain agreements pursuant to which we obtain certain products, services, and rights from EchoStar, EchoStar obtains certain products, services and rights from us, and we and EchoStar have indemnified each other against certain liabilities arising from our respective businesses.

Share Exchange.

On February 28, 2017, we and EchoStar and certain of our respective subsidiaries completed the transactions contemplated by the Share Exchange Agreement (the “Share Exchange Agreement”) that was previously entered into on January 31, 2017 (the “Share Exchange”). Pursuant to the Share Exchange Agreement, among other things, EchoStar transferred to us certain assets and liabilities of the EchoStar technologies and EchoStar broadcasting businesses, consisting primarily of the businesses that design, develop and distribute digital set-top boxes, provide satellite uplink services and develop and support streaming video technology, as well as certain investments in joint ventures, spectrum licenses, real estate properties and EchoStar’s ten percent non-voting interest in Sling TV Holding L.L.C., and in exchange, we transferred to EchoStar the 6,290,499 shares of preferred tracking stock issued by EchoStar and 81.128 shares of preferred tracking stock issued by Hughes Satellite Systems Corporation, a subsidiary of EchoStar, that tracked the residential retail satellite broadband business of Hughes Network Systems, L.L.C. (“HNS”), a wholly-owned subsidiary of Hughes Communications, Inc. (“Hughes”).

Master Transaction Agreement.

On May 19, 2019, we and our wholly-owned subsidiary BSS Merger Sub Inc. entered into the Master Transaction Agreement with EchoStar and Newco. Pursuant to the Master Transaction Agreement, among other things, EchoStar transferred to us certain assets and liabilities of its EchoStar Satellite Services segment. Effective September 10, 2019, pursuant to the terms and subject to the conditions set forth in the Master Transaction Agreement, in consideration for the merger, we issued 22,937,188 shares of our Class A Shares. The transaction was structured as a tax-free spin-off and merger. In connection with the Master Transaction Agreement, we and EchoStar and certain of their subsidiaries entered into certain agreements covering, among other things, tax matters, employee matters, intellectual property matters and the provision of transitional services.

In connection with the Share Exchange and Master Transaction Agreement, we and EchoStar and certain of our or their respective subsidiaries entered into certain agreements covering, among other things, tax matters, employee matters, intellectual property matters and the provision of transitional services. In addition, certain agreements that we had with EchoStar have terminated and we entered into certain new agreements with EchoStar. We also may enter into additional agreements with EchoStar in the future. The following is a summary of the terms of our principal agreements with EchoStar that may have an impact on our financial condition and results of operations.

City of Hallandale.  A class action litigation arising out of EchoStar’s sale of certain broadcast satellite services assets to us was filed against EchoStar and us in state court in Nevada in 2019 (the “Hallandale Action”). During the second quarter of 2021, we and the other named defendants entered into a global settlement agreement with the City of Hallandale. Under this settlement agreement, we expect to contribute an immaterial amount to the settlement.

Employee Matters Agreement – Share Exchange. In connection with the completion of the Share Exchange, effective March 1, 2017, we and EchoStar entered into an Employee Matters Agreement that addresses the transfer of employees from EchoStar to us, including certain benefit and compensation matters and the allocation of responsibility for employee-related liabilities relating to current and past employees of the Transferred Businesses. We assumed employee-related liabilities relating to the Transferred Businesses as part of the Share Exchange, except that EchoStar will be responsible for certain existing employee-related litigation as well as certain pre-Share Exchange compensation and benefits for employees transferring to us in connection with the Share Exchange. No payments were made under the Employee Matters Agreements during the year ended December 31, 2021.

Employee Matters Agreement – Master Transaction Agreement. In connection with the completion of the Master Transaction Agreement, effective September 10, 2019, we and EchoStar entered into an Employee Matters Agreement that addresses the transfer of employees from EchoStar to us, including certain benefit and compensation matters and the allocation of responsibility for employee-related liabilities relating to current and past employees of the BSS Business. We assumed employee-related liabilities relating to the BSS Business as part of the Master Transaction Agreement, except that EchoStar will be responsible for certain existing employee-related litigation as well as certain pre-Master Transaction Agreement compensation and benefits for employees transferring to us in connection with the Master Transaction Agreement. No payments were made under the Employee Matters Agreements during the year ended December 31, 2021.

Hughes Agreements.

DBSD North America Agreement. On March 9, 2012, we completed the acquisition of 100% of the equity of reorganized DBSD North America, Inc. (“DBSD North America”). During the second quarter of 2011, EchoStar acquired Hughes. Prior to our acquisition of DBSD North America and EchoStar’s acquisition of Hughes, DBSD North America and HNS entered into an agreement pursuant to which HNS provides, among other things, hosting, operations and maintenance services for DBSD North America’s satellite gateway and associated ground infrastructure. This agreement generally may be terminated by us at any time for convenience. We incurred expenses payable to HNS of approximately $2 million under this agreement during the year ended December 31, 2021.

Hughes Broadband Distribution Agreement. Effective October 1, 2012, dishNET Satellite Broadband L.L.C. (“dishNET Satellite Broadband”), our indirect wholly-owned subsidiary, and HNS entered into a Distribution Agreement (the “Distribution Agreement”) pursuant to which dishNET Satellite Broadband has the right, but not the obligation, to market, sell and distribute the HNS satellite Internet service (the “Service”). dishNET Satellite Broadband pays HNS a monthly per subscriber wholesale service fee for the Service based upon the subscriber’s service level, and, beginning January 1, 2014, certain volume subscription thresholds. The Distribution Agreement also provides that dishNET Satellite Broadband has the right, but not the obligation, to purchase certain broadband equipment from HNS to support the sale of the Service. On February 20, 2014, dishNET Satellite Broadband and HNS amended the Distribution Agreement which, among other things, extended the initial term of the Distribution Agreement through March 1, 2024. Thereafter, the Distribution Agreement automatically renews for successive one year terms unless either party gives written notice of its intent not to renew to the other party at least 180 days before the expiration of the then-current term. Upon expiration or termination of the Distribution Agreement, the parties will continue to provide the Service to the then-current dishNET subscribers pursuant to the terms and conditions of the Distribution Agreement. We incurred expenses payable to HNS of approximately $12 million under the Distribution Agreement during the year ended December 31, 2021 for services from HNS.

During the first quarter 2017, we transitioned our wholesale arrangement with Hughes under the Distribution Agreement to an authorized representative arrangement and entered into the master service agreement (“MSA”) with HNS. See “Hughes Broadband Master Services Agreement” below for further information.

Hughes Broadband Master Services Agreement.  In March 2017, DISH Network L.L.C. (“DNLLC”) and HNS entered into the MSA pursuant to which DNLLC, among other things: (i) has the right, but not the obligation, to market, promote and solicit orders for the Hughes broadband satellite service and related equipment; and (ii) installs Hughes service equipment with respect to activations generated by DNLLC.  Under the MSA, HNS will make certain payments to DNLLC for each Hughes service activation generated, and installation performed, by DNLLC.  The MSA has an initial term of five years with automatic renewal for successive one year terms.  After the first anniversary of the MSA, either party has the ability to terminate the MSA, in whole or in part, for any reason upon at least 90 days’ notice to the other party.  Upon expiration or termination of the MSA, HNS will continue to provide the Hughes service to subscribers and make certain payments to DNLLC pursuant to the terms and conditions of the MSA. We earned revenues of approximately $9 million from HNS under the MSA during the year ended December 31, 2021. In addition, we purchased broadband equipment from HNS of $7 million under the MSA during the year ended December 31, 2021.

Hughes Equipment and Services Agreement. In February 2019, we and HNS entered into an agreement pursuant to which HNS will provide us with HughesNet Service and HughesNet equipment for the transmission of certain data related to our 5G Network Deployment.  This agreement has an initial term of five years with automatic renewal for successive one-year terms unless terminated by DISH Network with at least 180 days’ written notice to HNS or by HNS with at least 365 days’ written notice to DISH Network.

TerreStar Agreement. On March 9, 2012, we completed the acquisition of substantially all the assets of TerreStar Networks, Inc. (“TerreStar”).  Prior to our acquisition of substantially all the assets of TerreStar and EchoStar’s acquisition of Hughes, TerreStar and HNS entered into various agreements pursuant to which HNS provides, among other things, hosting, operations, and maintenance services for TerreStar’s satellite gateway and associated ground infrastructure. These agreements generally may be terminated by us at any time for convenience. We incurred expenses payable to HNS of approximately $4 million under these agreements during the year ended December 31, 2021.

Intellectual Property and Technology License Agreement – Share Exchange. In connection with the completion of the Share Exchange, effective March 1, 2017, we and EchoStar entered into an Intellectual Property and Technology License Agreement (“IPTLA”), pursuant to which we and EchoStar license to each other certain intellectual property and technology. The IPTLA will continue in perpetuity, unless mutually terminated by the parties. Pursuant to the IPTLA, EchoStar granted to us a license to its intellectual property and technology for use by us, among other things, in connection with our continued operation of the Transferred Businesses acquired pursuant to the Share Exchange Agreement, including a limited license to use the “ECHOSTAR” trademark during a transition period.  EchoStar retains full ownership of the “ECHOSTAR” trademark.  In addition, we granted a license back to EchoStar, among other things, for the continued use of all intellectual property and technology transferred to us pursuant to the Share Exchange Agreement that is used in EchoStar’s retained businesses. No payments were made under the IPTLA during the year ended December 31, 2021.

Intellectual Property and Technology License Agreement – Master Transaction Agreement. In connection with the completion of the Master Transaction Agreement, effective September 10, 2019, we and EchoStar entered into an IPTLA (the “MTA IPTLA”), pursuant to which we and EchoStar license to each other certain intellectual property and technology. The MTA IPTLA will continue in perpetuity, unless mutually terminated by the parties. Pursuant to the MTA IPTLA, EchoStar granted to us a license to its intellectual property and technology for use by us, among other things, in connection with our continued operation of the BSS Business acquired pursuant to the Master Transaction Agreement, including a limited license to use the “ESS” and “ECHOSTAR SATELLITE SERVICES” trademarks during a transition period. EchoStar retains full ownership of the “ESS” and “ECHOSTAR SATELLITE SERVICES” trademarks. In addition, we granted a license back to EchoStar, among other things, for the continued use of all intellectual property and technology transferred to us pursuant to the Master Transaction Agreement that is used in EchoStar’s retained businesses. No payments were made under the MTA IPTLA during the year ended December 31, 2021.

Patent Cross-License Agreements. In December 2011, we and EchoStar entered into separate patent cross-license agreements with the same third-party whereby: (i) EchoStar and such third-party licensed their respective patents to each other subject to certain conditions; and (ii) we and such third-party licensed our respective patents to each other subject to certain conditions (each, a “Cross-License Agreement”). Each Cross License Agreement covers patents acquired by the respective party prior to January 1, 2017 and aggregate payments under both Cross-License Agreements total less than $10 million. In December 2016, we and EchoStar independently exercised our respective options to extend each Cross-License Agreement to include patents acquired by the respective party prior to January 1, 2022. No payments were made under the Cross-License Agreement during the year ended December 31, 2021.

Professional Services Agreement. Prior to 2010, in connection with the Spin-off, we entered into various agreements with EchoStar including the Transition Services Agreement, Satellite Procurement Agreement and Services Agreement, which all expired on January 1, 2010 and were replaced by a Professional Services Agreement. During 2009, we and EchoStar agreed that EchoStar shall continue to have the right, but not the obligation, to receive the following services from us, among others, certain of which were previously provided under the Transition Services Agreement: information technology, travel and event coordination, internal audit, legal, accounting and tax, benefits administration, program acquisition services and other support services. Additionally, we and EchoStar agreed that we shall continue to have the right, but not the obligation, to engage EchoStar to manage the process of procuring new satellite capacity for us (previously provided under the Satellite Procurement Agreement) and receive logistics, procurement and quality assurance services from EchoStar (previously provided under the Services Agreement) and other support services. In connection with the completion of the Share Exchange on February 28, 2017, we and EchoStar amended the Professional Services Agreement to, among other things, provide certain transition services to each other related to the Share Exchange Agreement. In addition, pursuant to the Master Transaction Agreement, we and EchoStar amended the Professional Services Agreement effective September 10, 2019 to, among other things, provide certain transition services to each other related to the Master Transaction Agreement and to remove certain services no longer necessary as a result of the Master Transaction Agreement. During March 2020, we and EchoStar added a service under the Professional Services Agreement whereby we provide EchoStar with rights to use certain satellite capacity in exchange for certain credits to amounts owed by us to EchoStar under the TerreStar Agreement described above. The Professional Services Agreement renewed on January 1, 2022 for an additional one-year period until January 1, 2023 and renews automatically for successive one-year periods thereafter, unless terminated earlier by either party upon at least 60 days’ notice. However, either party may terminate the Professional Services Agreement in part with respect to any particular service it receives for any reason upon at least 30 days’ notice. We earned revenues of less than $1 million from EchoStar under the Professional Services Agreement during the year ended December 31, 2021. We incurred expenses payable to EchoStar of approximately $6 million under the Professional Services Agreement during the year ended December 31, 2021.

Real Estate Lease Agreements. We have entered into lease agreements pursuant to which we lease certain real estate from EchoStar. The rent on a per square foot basis for each of the leases is comparable to per square foot rental rates of similar commercial property in the same geographic area, and we are responsible for our portion of the taxes, insurance, utilities and maintenance of the premises. We incurred expenses payable to EchoStar of approximately $8 million under these real estate lease agreements during the year ended December 31, 2021. The term of each lease is set forth below:

•	Meridian Lease Agreement. The lease for all of 9601 S. Meridian Blvd. in Englewood, Colorado was for a period ending on December 31, 2019 and we and EchoStar amended this lease to, among other things, extend the term thereof for one additional year until December 31, 2021. In December 2021, we and EchoStar amended this lease to, among other things, extend the term thereof for one additional year until December 31, 2022.

•	100 Inverness Lease Agreement. In connection with the completion of the Share Exchange, effective March 1, 2017, we lease certain space from EchoStar at 100 Inverness Terrace East, Englewood, Colorado for a period ending in December 2022. This agreement may be terminated by either party upon 180 days’ prior notice.

Additionally, we have entered into lease agreements pursuant to which we lease certain real estate to EchoStar. The rent on a per square foot basis for each of the leases is comparable to per square foot rental rates of similar commercial property in the same geographic areas, and EchoStar is responsible for its portion of the taxes, insurance, utilities, and maintenance of the premises. We earned revenues of approximately $2 million from EchoStar under these real estate leases during the year ended December 31, 2021. The term of each lease is set forth below:

•	El Paso Lease Agreement. During 2012, we began leasing certain space at 1285 Joe Battle Blvd., El Paso, Texas to EchoStar for an initial period ending on August 1, 2015, which also provides EchoStar with renewal options for four consecutive three-year terms. During the second quarter of 2015, EchoStar exercised its first renewal option for a period ending on August 1, 2018 and in April 2018 EchoStar exercised its second renewal option for a period ending in July 2021 and in May 2021 EchoStar exercised its third renewal option for a period ending in July 2024.

•	90 Inverness Lease Agreement. In connection with the completion of the Share Exchange, effective March 1, 2017, EchoStar leases certain space from us at 90 Inverness Circle East, Englewood, Colorado for a period ending in February 2023. EchoStar has the option to renew this lease for four three-year periods.

•	Cheyenne Lease Agreement. In connection with the completion of the Share Exchange, effective March 1, 2017, EchoStar began leasing certain space from us at 530 EchoStar Drive, Cheyenne, Wyoming for a period ending in February 2019. In August 2018, EchoStar exercised its option to renew this lease for a one-year period ending in February 2020. EchoStar has the option to renew this lease for 12 one-year periods. In connection with the Master Transaction Agreement, we and EchoStar amended this lease to provide EchoStar with certain space for a period ending in September 2022, with the option for EchoStar to renew for a one-year period upon 180 days’ written notice prior to the end of the term.

•	Collocation and Antenna Space Agreements. In connection with the completion of the Share Exchange, effective March 1, 2017, we entered into certain agreements pursuant to which we provide certain collocation and antenna space to HNS through February 2025 at the following locations: Cheyenne, Wyoming; Gilbert, Arizona; New Braunfels, Texas; Monee, Illinois; Englewood, Colorado; and Spokane, Washington. During August 2017, we entered into certain other agreements pursuant to which we provide certain collocation and antenna space to HNS through August 2022 at the following locations: Monee, Illinois and Spokane, Washington. HNS has the option to renew each of these agreements for four three-year periods. HNS may terminate certain of these agreements with 180 days’ prior written notice to us at the following locations: New Braunfels, Texas; Englewood, Colorado; and Spokane, Washington. In September 2019, in connection with the Master Transaction Agreement, we entered into an agreement pursuant to which we provide HNS with certain additional collocation space in Cheyenne, Wyoming which expired in September 2020. In October 2019, HNS provided a termination notice for its New Braunfels, Texas agreement, effective as of May 2020. The fees for the services provided under these agreements depend, among other things, on the number of racks leased and/or antennas present at the location.

Also in connection with the Master Transaction Agreement, in September 2019, we entered into an agreement pursuant to which we provide HNS with antenna space and power in Cheyenne, Wyoming for a period of five years commencing no later than October 2020, with four three-year renewal terms, with prior written notice no more than 120 days but no less than 90 days prior to the end of the then-current term.

Rovi License Agreement. On August 19, 2016, we entered into a ten-year patent license agreement (the “Rovi License Agreement”) with Rovi Corporation (“Rovi”) and, for certain limited purposes, EchoStar.  EchoStar is a party to the Rovi License Agreement solely with respect to certain provisions relating to the prior patent license agreement between EchoStar and Rovi.  There were no payments between us and EchoStar under the Rovi License Agreement during the year ended December 31, 2021.

Satellite Capacity Leased from EchoStar. We have entered into certain satellite capacity agreements pursuant to which we lease certain capacity on certain satellites owned or leased by EchoStar. The fees for the services provided under these satellite capacity agreements depend, among other things, upon the orbital location of the applicable satellite, the number of transponders that are leased on the applicable satellite and the length of the lease. We incurred expenses payable to EchoStar of approximately $3 million under satellite capacity agreements during the year ended December 31, 2021. The term of each lease is set forth below:

•	EchoStar IX. We lease certain satellite capacity from EchoStar on EchoStar IX. Subject to availability, we generally have the right to continue to lease satellite capacity from EchoStar on EchoStar IX on a month-to-month basis.
•	Nimiq 5 Agreement. During 2009, EchoStar entered into a fifteen-year satellite service agreement with Telesat Canada (“Telesat”) to receive service on all 32 DBS transponders on the Nimiq 5 satellite at the 72.7 degree orbital location (the “Telesat Transponder Agreement”). During 2009, EchoStar also entered into a satellite service agreement (the “DISH Nimiq 5 Agreement”) with us, pursuant to which we received service from EchoStar on all 32 of the DBS transponders covered by the Telesat Transponder Agreement.

The Telesat Transponder Agreement was transferred to us on September 10, 2019 pursuant to the Master Transaction Agreement. Also in September 2019, we and EchoStar entered into an agreement whereby we compensate EchoStar for retaining certain obligations to Telesat related to our performance under the Telesat Transponder Agreement.

Tax Matters Agreement – Share Exchange. In connection with the completion of the Share Exchange, we and EchoStar entered into a Tax Matters Agreement, which governs certain rights, responsibilities, and obligations with respect to taxes of the Transferred Businesses pursuant to the Share Exchange. Generally, EchoStar is responsible for all tax returns and tax liabilities for the Transferred Businesses for periods prior to the Share Exchange and we are responsible for all tax returns and tax liabilities for the Transferred Businesses from and after the Share Exchange. Both we and EchoStar have made certain tax-related representations and are subject to various tax-related covenants after the consummation of the Share Exchange. Both we and EchoStar have agreed to indemnify each other if there is a breach of any such tax representation or violation of any such tax covenant and that breach or violation results in the Share Exchange not qualifying for tax free treatment for the other party. In addition, we have agreed to indemnify EchoStar if the Transferred Businesses are acquired, either directly or indirectly (e.g., via an acquisition of DISH Network), by one or more persons and such acquisition results in the Share Exchange not qualifying for tax free treatment. The Tax Matters Agreement supplements the Tax Sharing Agreement outlined below, which continues in full force and effect. There were no revenue, expenses or payments between us and EchoStar under or relating to this agreement for the year ended December 31, 2021.

Tax Matters Agreement – Master Transaction Agreement. In connection with the completion of the Master Transaction Agreement, we and EchoStar entered into a Tax Matters Agreement, which governs certain rights, responsibilities and obligations with respect to taxes of the BSS Business pursuant to the Master Transaction Agreement. Generally, EchoStar is responsible for all tax returns and tax liabilities for the BSS Business for periods prior to the Master Transaction Agreement, and we are responsible for all tax returns and tax liabilities for the BSS Business from and after the Master Transaction Agreement. Both we and EchoStar have made certain tax-related representations in contemplation of the Master Transaction Agreement. Both we and EchoStar have agreed to indemnify each other if there is a breach of any such tax representation and that breach results in the Master Transaction Agreement not qualifying for tax free treatment for the other party. In addition, we have agreed to indemnify EchoStar if the BSS Business is acquired, either directly or indirectly (e.g., via an acquisition of us), by one or more persons and such acquisition results in the Master Transaction Agreement not qualifying for tax free treatment. The Tax Matters Agreement - Master Transaction Agreement supplements the Tax Sharing Agreement described below, which continues in full force and effect. There were no revenue, expenses or payments between us and EchoStar under or relating to this agreement for the year ended December 31, 2021.

Tax Sharing Agreement. In connection with the Spin-off, we entered into a tax sharing agreement (the “Tax Sharing Agreement”) with EchoStar which governs our respective rights, responsibilities and obligations after the Spin-off with respect to taxes for the periods ending on or before the Spin-off. Generally, all pre-Spin-off taxes, including any taxes that are incurred as a result of restructuring activities undertaken to implement the Spin-off, are borne by us, and we will indemnify EchoStar for such taxes. However, we are not liable for, and will not indemnify EchoStar for any taxes that are incurred as a result of the Spin-off or certain related transactions failing to qualify as tax-free distributions pursuant to any provision of Section 355 or Section 361 of the Internal Revenue Code of 1986, as amended (the “Code”) because of: (i) a direct or indirect acquisition of any of EchoStar’s stock, stock options, or assets; (ii) any action that EchoStar takes or fails to take; or (iii) any action that EchoStar takes that is inconsistent with the information and representations furnished to the Internal Revenue Service (“IRS”) in connection with the request for the private letter ruling, or to counsel in connection with any opinion being delivered by counsel with respect to the Spin-off or certain related transactions. In such case, EchoStar is solely liable for, and will indemnify us for, any resulting taxes, as well as any losses, claims, and expenses. The Tax Sharing Agreement will only terminate after the later of the full period of all applicable statutes of limitations, including extensions, or once all rights and obligations are fully effectuated or performed.

In light of the Tax Sharing Agreement, among other things, and in connection with our consolidated federal income tax returns for certain tax years prior to and for the year of the Spin-off, during 2013, we and EchoStar agreed upon a supplemental allocation of the tax benefits arising from certain tax items resolved in the course of the IRS’ examination of these consolidated tax returns. As a result, we agreed to pay EchoStar $82 million of the tax benefit we received or will receive. Any payment to EchoStar, including accrued interest, will be made at such time as EchoStar would have otherwise been able to realize such tax benefit. In addition, during 2013, we and EchoStar agreed upon a tax sharing arrangement for filing certain combined state income tax returns and a method of allocating the respective tax liabilities between us and EchoStar for such combined returns, through the taxable period ending on December 31, 2017 (the “State Tax Arrangement”).

During the third quarter of 2018, we and EchoStar amended the Tax Sharing Agreement and the 2013 agreements (the “Amendment”). Under the Amendment, among other things, we are entitled to apply the benefit of EchoStar’s 2009 net operating losses to our federal tax return for the year ended December 31, 2008, in exchange for paying EchoStar over time the value of the net annual federal income taxes paid by EchoStar that would have been otherwise offset by their 2009 net operating loss.  In addition, the Amendment extends the term of the State Tax Arrangement for filing certain combined state income tax returns to the earlier to occur of (1) termination of the Tax Sharing Agreement, (2) a change in control of either us or EchoStar or, (3) for any particular state, if we and EchoStar no longer file a combined tax return for such state. Beginning in 2020, DISH Network and EchoStar no longer file combined tax returns in any states.

TT&C Agreement – Master Transaction Agreement. In September 2019, in connection with the Master Transaction Agreement, we entered into an agreement pursuant to which we provide telemetry, tracking and control (“TT&C”) services to EchoStar for a period ending in September 2021, with the option for EchoStar to renew for a one-year period upon written notice at least 90 days prior to the initial expiration (the “MTA TT&C Agreement”). The fees for services provided under the MTA TT&C Agreement are calculated at either: (i) a fixed fee or (ii) cost plus a fixed margin, which will vary depending on the nature of the services provided. Either party is able to terminate the MTA TT&C Agreement for any reason upon 12 months’ notice. In June 2021, we amended the MTA TT&C Agreement to extend the term until September 2022 and added the option for EchoStar to renew for an additional three years. We earned revenue of approximately $4 million from EchoStar under the MTA TT&C Agreement during the year ended December 31, 2021.

Related Party Transactions with Dish Mexico

Dish Mexico, S. de R.L. de C.V. (“Dish Mexico”) is an entity that provides direct-to-home satellite services in Mexico, which is owned 49% by EchoStar. We provide certain broadcast services and certain satellite services to Dish Mexico. During the year ended December 31, 2020, we sold Dish Mexico approximately $21 million in satellite capacity and approximately $4 million in uplink services. As of December 31, 2021, amounts receivable from Dish Mexico totaled $7 million.

Certain Related Party Transactions with Certain Members of Our Board of Directors

Ergen Family. During 2021, Mrs. Ergen served as a Senior Advisor and as a member of our Board of Directors, and we paid her approximately $60,000. Mrs. Ergen was also granted an option to purchase 5,000 Class A Shares under the 2019 Stock Incentive Plan and a time-vested restricted stock unit grant to receive 142 shares of the Company related to the salary reductions during the coronavirus pandemic, discussed above. Similar to the options granted to our other Directors, these options are 100% vested upon issuance and have a term of five years. During 2021, we employed Mrs. Katie Flynn, the daughter of Mr. and Mrs. Ergen, as a Director, HR Talent Acquisition approximately: (i) $165,000; and (ii) a time-vested option to purchase 5,000 of the Company’s Class A Shares. During 2021, we also employed Mr. Christopher Ergen, the son of Mr. and Mrs. Ergen, as a Wireless Innovation Manager and paid him approximately $85,000. During 2021, we also employed Mr. Kevin Murray, the son-in-law of Mr. and Mrs. Ergen, as a Corporate Development Analyst and paid him approximately $85,000.

During 2022, we expect to continue to employ Mrs. Ergen, Mrs. Flynn, Mr. Christopher Ergen, Mr. Murray and certain other Ergen children. While the amount paid during 2022 will depend on the time and services that will be provided, we expect to pay Mrs. Ergen approximately $60,000. In addition, on January 1, 2022, Mrs. Ergen was granted an option to purchase an additional 5,000 Class A Shares under the 2019 Stock Incentive Plan. While the amount paid during 2022 will depend on the time and services that will be provided, we expect to pay Mrs. Flynn approximately $165,000, Mr. Christopher Ergen approximately $85,000, and Mr. Murray approximately $85,000. In addition, on January 1, 2022, Mrs. Flynn was granted an option to purchase an additional 10,000 Class A Shares under the 2019 Stock Incentive Plan. Mrs. Flynn is also eligible to participate in the WIP on the same terms as other similarly situated employees at Mrs. Flynn’s level.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

Appointment of Independent Registered Public Accounting Firm

Appointment of Independent Registered Public Accounting Firm in 2021. KPMG LLP served as our independent registered public accounting firm for the fiscal year ended December 31, 2021, and the Board has proposed that our shareholders ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022. Please see Proposal No. 2 below. The Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee believes that a change would be in the best interests of DISH Network.

Fees Paid to KPMG LLP for 2021 and 2020

The following table presents fees for professional audit services rendered by KPMG LLP for the audit of our annual financial statements for the years ended December 31, 2021 and 2020, and fees billed for other services rendered by KPMG LLP during those periods.

	For the Years Ended December 31,
	2021	2020
Audit Fees (1)	$4,029,199	$3,737,843
Audit-Related Fees	-	-
Total Audit and Audit-Related Fees	4,029,199	3,737,843
Tax Compliance Fees	521,656	429,440
Tax Consultation Fees	-	-
All Other Fees (2)	370,401	75,703
Total Fees	$4,921,256	$4,242,986

(1)    Consists of fees paid by us for the audit of our consolidated financial statements included in our Annual Report on Form 10-K, review of our unaudited financial statements included in our Quarterly Reports on Form 10-Q and fees in connection with the audit of our internal control over financial reporting.

(2)    Consists of fees for services related to review of contract compliance.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

The Audit Committee is responsible for appointing, setting compensation, retaining, and overseeing the work of our independent registered public accounting firm. The Audit Committee has established a process regarding pre-approval of all audit and permissible non-audit services provided by the independent registered public accounting firm. We may not engage our independent registered public accounting firm to render any audit or non-audit service unless either the service is approved in advance by the Audit Committee or the engagement to render the service is entered into pursuant to the Audit Committee’s preapproval policies and procedures.

Requests are submitted to the Audit Committee in one of the following ways:

•	Request for approval of services at a meeting of the Audit Committee; or

•	Request for approval of services by members of the Audit Committee acting by written consent.

The request may be made with respect to either specific services or a type of service for predictable or recurring services. 100% of the fees paid by us to KPMG LLP for services rendered in 2021 and 2020 were pre-approved by the Audit Committee.

REPORT OF THE AUDIT COMMITTEE

The role of the Audit Committee is to assist DISH Network’s Board of Directors in its oversight of DISH Network’s financial reporting process, as is more fully described in its charter. DISH Network’s management is responsible for its financial reporting process, including its system of internal controls, and for the preparation and presentation of its consolidated financial statements in accordance with generally accepted accounting principles. DISH Network’s independent registered public accounting firm is responsible for auditing those financial statements and expressing an opinion as to their conformity with generally accepted accounting principles. Our responsibility is to monitor and review these processes. It is not our duty or our responsibility to conduct auditing or accounting reviews or procedures. We are not and may not be employees of DISH Network, and we may not represent ourselves to be, or to serve as, accountants or auditors by profession or experts in the fields of accounting or auditing. Therefore, we have relied, without independent verification, on representations by DISH Network’s management that its financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States of America. We have also relied on representations of DISH Network’s independent registered public accounting firm included in their report on its financial statements. Our oversight does not provide us with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, our considerations and discussions with DISH Network’s management and independent registered public accounting firm do not assure that DISH Network’s financial statements are presented in accordance with generally accepted accounting principles, that the audit of DISH Network’s financial statements has been carried out in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”), or that DISH Network’s independent registered public accounting firm is in fact “independent.”

In the performance of our oversight function, we reviewed and discussed with DISH Network’s management its audited financial statements for the fiscal year ended December 31, 2021. We also discussed these audited financial statements with DISH Network’s independent registered public accounting firm. Our discussions with the independent registered public accounting firm included the matters required to be discussed by PCAOB Auditing Standard No. 1301, “Communications with Audit Committees,” as currently in effect. We also discussed with them their independence and any relationship that might affect their objectivity or independence. In connection with these discussions, we reviewed the written disclosures and the letter from KPMG LLP required by applicable requirements of the PCAOB. Finally, we have considered whether the non-audit services provided by the independent registered public accounting firm are compatible with maintaining their independence.

Based on the reviews and discussions referred to above, we are not aware of any relationship between the independent registered public accounting firm and DISH Network that affects the objectivity or independence of the independent registered public accounting firm. Based on these discussions and our review discussed above, we recommended to DISH Network’s Board of Directors that its audited financial statements for fiscal 2021 be included in DISH Network’s Annual Report on Form 10-K for the year ended December 31, 2021 for filing with the Securities and Exchange Commission.

Respectfully submitted,

The DISH Network Audit Committee

Tom A. Ortolf (Chairman)

Kathleen Q. Abernathy

George R. Brokaw

The report of the Audit Committee and the information contained therein shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in any filing we make under the Securities Act or under the Exchange Act, irrespective of any general statement incorporating by reference this Proxy Statement into any such filing, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically incorporate this information by reference into a document we file under the Securities Act or the Exchange Act.

PROPOSAL NO. 2 – RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We customarily ask our shareholders to ratify the appointment of our independent registered public accounting firm at each annual meeting. The Audit Committee and the Board have selected and appointed KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022 and we are asking our shareholders to ratify this appointment at the Annual Meeting. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent public registered accounting firm at any time if it determines that such a change would be in the best interests of DISH Network. Representatives of KPMG LLP are expected to be present at the Annual Meeting and will have the opportunity to make any statements they may desire. They also will be available to respond to appropriate questions of shareholders.

The Board of Directors unanimously recommends a vote FOR approval of Proposal No. 2 (Item No. 2 on the enclosed proxy card).

PROPOSAL NO. 3 – SHAREHOLDER PROPOSAL REGARDING DISCLOSURE OF CERTAIN POLITICAL CONTRIBUTIONS

In accordance with SEC rules, we have set forth below a shareholder proposal, along with the supporting statement of the shareholder proponent, for which we and the Board accept no responsibility.  The New York State Common Retirement Fund, 110 State Street, 14th Floor, Albany, New York 12236, is the proponent of the following shareholder proposal and has advised us that it holds DISH Network Class A Shares with a market value in excess of $25,000 and it or its agent intends to present the proposal and related supporting statement at the Annual Meeting.

Resolved, that the shareholders of DISH Network Corporation (“DISH Network” or “Company”) hereby request that the Company provide a report, updated semiannually, disclosing the Company’s:

1.	Policies and procedures for making, with corporate funds or assets, contributions and expenditures (direct or indirect) to (a) participate or intervene in any campaign on behalf of (or in opposition to) any candidate for public office, or (b) influence the general public, or any segment thereof, with respect to an election or referendum.
2.	Monetary and non-monetary contributions and expenditures (direct and indirect) used in the manner described in section 1 above, including:
a.	The identity of the recipient as well as the amount paid to each; and
b.	The title(s) of the person(s) in the Company responsible for decision-making.

The report shall be presented to the board of directors or relevant board committee and posted on the Company’s website within 12 months from the date of the annual meeting. This proposal does not encompass lobbying spending.

Supporting Statement

As long-term shareholders of DISH Network, we support transparency and accountability in corporate electoral spending. This includes any activity considered intervention in a political campaign under the Internal Revenue Code, such as direct and indirect contributions to political candidates, parties, or organizations, and independent expenditures or electioneering communications on behalf of federal, state, or local candidates.

Disclosure is in the best interest of the company and its shareholders. The Supreme Court recognized this in its 2010 Citizens United decision, which said, “[D]isclosure permits citizens and shareholders to react to the speech of corporate entities in a proper way. This transparency enables the electorate to make informed decisions and give proper weight to different speakers and messages.”

Publicly available records show DISH Network has contributed at least $1.3 million in corporate funds since the 2010 election cycle to 527 organizations (CQMoneyLine: http://moneyline.cq.com).

However, relying on publicly available data does not provide a complete picture of our Company’s electoral spending. For example, the Company's payments to trade associations or other tax-exempt groups that may be used for election-related activities are undisclosed and unknown. This proposal asks our Company to disclose all of its electoral spending, including payments to trade associations and other tax-exempt organizations, which may be used for electoral purposes. This would bring our Company in line with a growing number of leading companies, including AT&T Inc., The Comcast Corporation, and Verizon Communications Inc., which present this information on their websites.

The Company’s Board and shareholders need comprehensive disclosure to fully evaluate the use of corporate assets in elections. We urge your support for this critical governance reform.

Board of Directors’ Statement in Opposition to the Shareholder Proposal

Our current policies and practices comply with all federal and state laws regarding the disclosure of political contributions and achieve the objectives of this proposal. As such, the Board believes that this proposal is unnecessary and undesirable. This does not mean that we do not share the proponents' interest in transparency and accountability in corporate electoral spending. However, the Board believes that the Corporation’s existing policies and practices provide appropriate oversight and accountability. It is not in the best interests of the Corporation and its shareholders for the Corporation to provide disclosures in addition to those required by applicable law.

Political contributions, where permitted, are an important part of the regulatory and legislative process in the United States. DISH Network operates within a highly regulated industry, and our operations may be significantly affected by the actions of elected and appointed officials at the state and national levels. It is important that we actively participate in the electoral and legislative processes in order to protect the interests of our shareholders. We do this by contributing prudently (and in compliance with existing disclosure laws) to state and local candidates, political organizations and/or trade associations when management believes that such contributions may advance the Corporation’s business objectives and the interests of our shareholders.

Political contributions are subject to extensive regulation under domestic and foreign, federal and state laws. DISH Network complies with all applicable laws when engaging in any type of lobbying or political activity, including laws requiring public disclosure of political contributions and lobbying expenses to state and federal agencies. Significant information about our political contributions is already publicly available. Additionally, in accordance with federal law, DISH Network does not use corporate funds to directly contribute or provide anything of value to candidates seeking federal elected office.

Most (if not all) of our competitors also make political contributions and are subject to the same legal requirements on disclosure of those contributions. If DISH Network were required to expand its disclosures of political contributions and expenditures, beyond those required by applicable law, DISH Network could be at a competitive disadvantage if our competitors are not subject to similar, requirements.

For these reasons, among others, we believe that DISH Network should not be required to provide disclosure of political contributions and expenditures made with corporate funds, beyond what is already required by applicable law. The Board believes that any expansion of the reporting requirements beyond those required under existing law should be applied on a consistent basis to all participants in the political process and adopted through appropriate rulemaking or legislative process, not simply applied to DISH Network.

The Board of Directors unanimously recommends a vote AGAINST approval of Proposal No. 3 (Item No. 3 on the enclosed proxy card).

WHERE TO GET ADDITIONAL INFORMATION

As a reporting company, we are subject to the informational requirements of the Exchange Act and accordingly file our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, proxy statements, and other information with the SEC. As an electronic filer, our public filings are maintained on the SEC’s website that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of that website is http://www.sec.gov. In addition, our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act may be accessed free of charge through our website as soon as reasonably practicable after we have electronically filed such material with, or furnished it to, the SEC. The address of that website is https://ir.dish.com.

COST OF PROXY STATEMENT

We will bear the cost of the solicitation of proxies on behalf of the Board. In addition to the use of the mail, proxies may be solicited by us personally, by telephone, or by similar means. None of our directors, officers, or employees will be specifically compensated for those activities. We do not expect to pay any compensation for the solicitation of proxies. However, we will reimburse brokerage firms, custodians, nominees, fiduciaries, and other persons holding our shares in their names, or in the names of nominees, at approved rates for their reasonable expenses in forwarding proxy materials to beneficial owners of securities held of record by them and obtaining their proxies.

SHAREHOLDER COMMUNICATIONS

General. We provide an informal process for shareholders to send communications to our Board and its members. Shareholders who wish to contact the Board or any of its members may do so by writing to DISH Network Corporation, Attn: Board of Directors, 9601 S. Meridian Blvd., Englewood, Colorado 80112. At the direction of the Board of Directors, all mail received will be opened and screened for security purposes. Correspondence directed to an individual Board member is referred to that member. Correspondence not directed to a particular Board member is referred to Timothy A. Messner, Executive Vice President and General Counsel.

Submission of Shareholder Proposals and Director Nominations for 2023 Annual Meeting. Shareholders who intend to have a proposal or director nomination considered for inclusion in our proxy materials for presentation at our 2023 Annual Meeting of Shareholders must submit the proposal or director nomination to us no later than November 18, 2022.  In accordance with our Bylaws, for a proposal or director nomination not included in our proxy materials to be brought before the 2023 Annual Meeting of Shareholders, a shareholder’s notice of the proposal or director nomination that the shareholder wishes to present must be delivered to Timothy A. Messner, Executive Vice President and General Counsel, at DISH Network Corporation, 9601 S. Meridian Blvd., Englewood, Colorado 80112 not less than 90 nor more than 120 days prior to the first anniversary of the 2022 Annual Meeting of Shareholders. Accordingly, any notice given pursuant to our Bylaws and outside the process of Rule 14a-8 must be received no earlier than December 29, 2022 and no later than January 30, 2023. We reserve the right to reject, rule out of order or take other appropriate action with respect to any proposal or director nomination that does not comply with these and other applicable requirements.

OTHER BUSINESS

Management knows of no other business that will be presented at the Annual Meeting other than that which is set forth in this Proxy Statement. However, if any other matter is properly presented at the Annual Meeting, the persons named in the accompanying proxy card will have discretionary authority to vote on such matter.

By Order of the Board of Directors

Brandon Ehrhart

Secretary

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. D73872-P69974-Z82098 ! ! ! For All Withhold All For All Except For Against Abstain For Against Abstain ! ! ! To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below. DISH NETWORK CORPORATION 9601 S. MERIDIAN BLVD. ENGLEWOOD, CO 80112 Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. 01) Kathleen Q. Abernathy 02) George R. Brokaw 03) W. Erik Carlson 04) James DeFranco 05) Cantey M. Ergen 06) Charles W. Ergen 07) Tom A. Ortolf 08) Joseph T. Proietti 1. To elect eight directors to our Board of Directors The Board of Directors recommends you vote FOR the following: The Board of Directors recommends you vote FOR proposal 2. The Board of Directors recommends you vote AGAINST proposal 3. 2. To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022; 3. The shareholder proposal regarding disclosure of certain political contributions. NOTE: To consider and act upon any other business that may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting. DISH NETWORK CORPORATION Nominees: ! ! ! VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on April 28, 2022 for shares held directly and by 11:59 p.m. Eastern Time on April 26, 2022 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on April 28, 2022 for shares held directly and by 11:59 p.m. Eastern Time on April 26, 2022 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. SCAN TO VIEW MATERIALS & VOTE w

D73873-P69974-Z82098 DISH NETWORK CORPORATION PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned hereby appoints Charles W. Ergen and Timothy A. Messner, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote as designated below, all Class A Shares and Class B Shares of DISH Network Corporation held of record by the undersigned on March 8, 2022, at the Annual Meeting of Shareholders to be held on April 29, 2022, or any adjournment or postponement thereof. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE THIS PROXY WILL BE VOTED (1) FOR THE ELECTION OF EACH OF THE EIGHT DIRECTORS SET FORTH ON THE REVERSE SIDE, (2) FOR THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR ENDING DECEMBER 31, 2022 AND (3) AGAINST THE SHAREHOLDER PROPOSAL REGARDING DISCLOSURE OF CERTAIN POLITICAL CONTRIBUTIONS. THIS PROXY CONFERS DISCRETIONARY AUTHORITY WITH RESPECT TO PROPOSALS NOT KNOWN OR DETERMINED AT THE TIME OF THE MAILING OF THE NOTICE OF ANNUAL MEETING OF SHAREHOLDERS TO THE UNDERSIGNED. PLEASE SIGN AND RETURN THIS PROXY IN THE ENCLOSED PRE-ADDRESSED ENVELOPE. THE TENDER OF A PROXY WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IF YOU ATTEND THE MEETING OR TO SUBMIT A LATER DATED REVOCATION OR AMENDMENT TO THIS PROXY ON ANY OF THE ISSUES SET FORTH ON THE REVERSE SIDE. Continued and to be signed on reverse side Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com